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Filed pursuant to Rule 424(b)(5)
Registration Nos. 333-218306 and 333-216854

PROSPECTUS SUPPLEMENT (To Prospectus dated September 7, 2017 and Prospectus dated April 21, 2017)

7,500,000 Shares

DASEKE, INC.

Common Stock

We are offering 7,420,000 shares of our common stock, and the selling stockholder identified in this prospectus supplement is offering 80,000 shares of our common stock. We will not receive any proceeds from the sale of any shares by the selling stockholder.

Our common stock is listed on The NASDAQ Capital Market ("Nasdaq") under the symbol "DSKE." On February 14, 2018, the last reported sale price of our common stock was $11.43 per share.

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to take advantage of certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-18 of this prospectus supplement.

	Per Share	Total
Public offering price	$10.60	$79,500,000
Underwriting discounts and commissions(1)	$0.6095	$4,571,250
Proceeds, before expenses, to Daseke, Inc.	$9.9905	$74,129,510
Proceeds, before expenses, to the selling stockholder	$9.9905	$799,240

(1)
See "Underwriting" beginning on page S-30 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters the option to purchase up to an additional 1,125,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about February 20, 2018.

Joint Book-Running Managers

Cowen	Stifel

Lead Manager

Craig-Hallum Capital Group

Co-Managers

Northland Capital Markets

Seaport Global Securities

The Buckingham Research Group

February 14, 2018.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of three parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference herein. The second and third parts are the accompanying prospectuses, which describe more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectuses combined. You should carefully read both this prospectus supplement and the accompanying prospectuses, together with the documents incorporated by reference herein and therein, before you invest. If information in this prospectus supplement is inconsistent with the information in the accompanying prospectuses, then the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectuses and documents incorporated by reference herein and therein.

        This prospectus supplement and (i) the accompanying prospectus dated September 7, 2017 are part of the Registration Statement (Registration No. 333-218306) that we filed with the SEC on May 26, 2017 and amended on August 31, 2017, and (ii) the accompanying prospectus dated April 21, 2017 are part of the Registration Statement (Registration No. 333-216854) that we filed with the SEC on March 21, 2017, amended on April 17, 2017 and supplemented by the prospectus supplement dated August 28, 2017, each using a "shelf" registration process. This prospectus supplement relates to the offering of shares of our common stock by us and the selling stockholder.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectuses. We have not, and the selling stockholder and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectuses. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling stockholder and the underwriters are only offering to sell, and only seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

        The information contained in this prospectus supplement and the accompanying prospectuses or in any document incorporated by reference herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectuses or of any sale of our common stock by us, the selling stockholder or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires or we indicate otherwise, all references to "we," "us," "our" or "the Company" in this prospectus supplement mean Daseke, Inc. and its consolidated subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus supplement or in documents incorporated by reference herein and does not contain all of the information that you should consider in your evaluation of an investment in our common stock. You should read carefully the entire prospectus, including the information set forth under the heading "Risk Factors," and the documents incorporated by reference in this prospectus supplement and the accompanying prospectuses in their entirety before making an investment decision.

Our Company

        Daseke, Inc. is a leading provider and consolidator of transportation and logistics solutions focused exclusively on flatbed and specialized freight in North America. We are the 16th largest truckload carrier in North America,1 and of the 50 largest U.S. trucking companies, we were one of the fastest-growing companies in 2015.2 From 2009 to 2016, we have grown revenue from $30 million to $652 million at a compound annual growth rate ("CAGR") of 55%. Although net loss increased from $0.4 million to $12.3 million from 2009 to 2016, Adjusted EBITDA grew from $6 million to $88 million at a CAGR of 47%.3 Having successfully acquired and integrated more than 16 companies since 2009, we have established a track record of growing our business through strategic and complementary acquisitions that will continue to be a key component of our business plan going forward. See "—Recent Developments—Acquisitions," below, for information regarding our acquisitions in 2017.

        We believe we are the largest owner of flatbed and specialized equipment,4 with approximately 5,200 tractors (including operator-owned tractors), approximately 11,000 trailers (including owner-operator trailers) and a million-plus square feet of industrial warehousing space. We also believe we are the largest provider of flatbed and specialized transportation and logistics solutions by revenue in North America, after giving effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017.5,6 We deliver a comprehensive and diverse offering of flatbed and specialized transportation and logistics solutions to over 7,000 customers across the continental United States, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation

1
Logistics Management Magazine, 2017
2
Journal of Commerce, April 2016
3
Adjusted EBITDA is not a recognized measure under accounting principles generally accepted in the United States ("GAAP"). For a definition and reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, see "—Summary Historical Consolidated Financial Data—Non-GAAP Financial Measures" below.
4
CCJ Top 250, 2017
5
CCJ Top 250, 2017
6
In this prospectus supplement, figures calculated "after giving effect to our acquisitions in 2017" and "acquisition-adjusted" figures have not been derived in accordance with Article 11 of Regulation S-X and may differ materially from pro forma financial information prepared in compliance with Article 11 of Regulation S-X. To give effect to our completed acquisitions in 2017, we add (a) our actual revenue, net income (loss) or Adjusted EBITDA, as applicable, for the applicable measurement period and (b) the actual revenue, net income (loss) or Adjusted EBITDA, as applicable, of each company acquired in 2017 for the period beginning on the first day of the applicable measurement period and ending on the date of Daseke's acquisition, based on the acquired company's unaudited internal financial statements for the period prior to Daseke's acquisition date. These adjusted amounts (i) have not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, (ii) do not reflect any pro forma adjustments, (iii) are presented for informational purposes only, (iv) are not necessarily indicative of what our results of operations would have been had such acquisitions been completed on the first day of the applicable measurement period, and (v) do not purport to project our future operating results. We therefore caution you not to place undue reliance on the amounts included herein that "give effect to our acquisitions in 2017" or are "acquisition-adjusted."

equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, commercial glass and high security cargo solutions. The Flatbed Solutions segment generated approximately 47% and 43% of total revenue in 2016 and the nine months ended September 30, 2017, respectively, and the Specialized Solutions segment generated approximately 53% and 57% of total revenue in 2016 and in the nine months ended September 30, 2017, respectively. For the year ended December 31, 2017, based on currently available information, we estimate that the Flatbed Solutions segment and the Specialized Solutions segment generated approximately 43% and 57%, respectively, of our total revenue, after giving effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017.

        Both of our reportable segments operate highly flexible business models comprised of company-owned tractors and asset-light operations (which consist of owner-operator transportation, freight brokerage and logistics). Our asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations. Alternatively, our asset-light operations offer flexibility and scalability to meet customers' dynamic needs and have lower capital expenditure requirements and fixed costs. For the year ended December 31, 2016, approximately 66% of our freight and brokerage revenue was derived from company-owned equipment and approximately 34% was derived from asset-light services. For the nine months ended September 30, 2017, approximately 62% of our freight, logistics and brokerage revenue was derived from company-owned equipment and approximately 38% was derived from asset-light services. For the year ended December 31, 2017, based on currently available information, we estimate that approximately 49% of our freight, logistics and brokerage revenue was derived from company-owned equipment and approximately 51% was derived from asset-light services, after giving effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017.

Our Competitive Strengths

        We believe the following characteristics of our business position us as a leading consolidator of flatbed and specialized solutions in North America and will allow us to continue to capture market opportunities in the future:

  ▪
  Strong track record of successfully completing and integrating acquisitions and well-positioned to capitalize on future consolidation opportunities.    Since our inception, we have successfully acquired and integrated more than 16 high-quality companies. We follow a disciplined strategy for identifying and completing acquisitions and target companies with strong and dedicated management teams who are leaders in the flatbed and specialized industry and willing to remain as part of the Company post-acquisition, long-term proven track records of financial performance, attractive geographic coverage, high-quality, additive customer bases and strong cultural fit. Our acquisitions have added density to core markets, increased our operational expertise, added complementary coverage to key routes, diversified our service offerings, added new customers and expanded our cross-selling efforts. Since becoming a public company, we believe that we continue to be viewed as a preferred acquirer for the type of flatbed and specialized companies we seek.
  ▪
  Highly experienced management team aligned with stockholders.    Our management team is highly experienced. With an average of approximately 25 years of service at their respective companies, our operating company presidents, which include a past chairman of the American Trucking Associations, have significant experience in managing businesses through a full range of business and market conditions. In addition, key management at the corporate level and at our operating companies are meaningful stockholders in the Company and own over 40% of our common stock prior to the consummation of this offering. Don R. Daseke, our founder, Chairman and Chief Executive Officer, and our largest beneficial owner, accepted a three-year lock-up period in connection with, and beginning with the consummation of, the Business Combination (as defined in "Market Price of Our Common Stock") in February 2017 (excluding 10% of such shares held directly or indirectly by Mr. Daseke, which may be donated to certain educational institutions and charitable organizations and which would be subject to a trailing 180-day lock-up period). This continued, meaningful ownership stake closely aligns the interests of management with those of the Company and our other stockholders.

  ▪
  Track record of organic growth post-acquisition.    We have established a track record of successfully integrating and growing companies post-acquisition, and we continue to target niche markets in which the size and scale of Daseke allows us to focus on organic growth, such as our acquisitions in the commercial glass and high security cargo niches. We are able to leverage our scale to provide each of our operating companies with cost-savings (e.g., through joint-purchasing of items such as fuel, insurance, equipment and tires), access to broader capacity, a deeper knowledge base, cross-selling opportunities and additional capital to enhance growth. At the same time, by retaining key management and brands of our acquired companies, which have been continuously serving the flatbed and specialized market for more than 50 years on average, we enhance continuity with customers.
  ▪
  Diversified blue-chip customer base and broad end-market exposure.    Due to our consistent service and dependability, we have over 7,000 customers, which include national, brand name accounts who prefer to work with scaled national carriers. Approximately 95% of our revenue in 2015, 2016 and the nine months ended September 30, 2017 was derived from direct customer relationships. For the year ended December 31, 2016 and the nine months ended September 30, 2017, our top ten customers by revenue accounted for approximately 36% and 32%, respectively, of our revenue; however, in both periods, no single customer represented more than 6% of our revenue. Relationships with these top ten customers span more than 20 years on average at our operating divisions. We enhance continuity with customers by retaining key management and brands of our acquired companies, which have been continuously serving the flatbed and specialized market for more than 50 years on average. Our customers represent a broad and attractive range of end markets. Examples of the freight we regularly transport include aircraft parts, manufacturing equipment, structural steel, pressure vessels, wind turbine blades, heavy machinery, commercial glass, high security cargo, arms, ammunition and explosives, lumber and building and construction materials. For the year ended December 31, 2017, after giving effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017, based on currently available information, we believe our top ten customers by revenue were (in alphabetical order): Associated General Contractors (AGC), Boeing, Caterpillar, General Electric, Georgia-Pacific, Metromont, Nucor, the U.S. Department of Defense, USG and Vestas. Because our customers are generally in the industrial and manufacturing sector, as is typical for open deck services providers, we are not subject to the same consumer-related issues as dry van trucking companies, whose freight typically include consumer goods. We believe the diversity of our customer base and the strength of our customer relationships, combined with the broad and attractive range of end markets to which we provide services, present an opportunity to grow market share regardless of macroeconomic and end-market conditions.
  ▪
  Leading consolidator of the flatbed and specialized freight market, with a comprehensive North American terminal footprint.    We are a leading consolidator of the flatbed and specialized freight market in North America, and we believe we are the largest provider of flatbed and specialized transportation and logistics solutions by revenue in North America (after giving effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017) in a highly fragmented and regionalized industry. With our nationwide network of more than 70 locations, we provide sufficient capacity to serve the largest national customers' flatbed and specialized requirements and currently serve over 7,000 industrial customers across the continental United States, Canada and Mexico. We believe our scale, specialized expertise and infrastructure provide us with key advantages relative to our smaller and predominately regionally-focused competitors. These advantages include: a strategic presence in major manufacturing markets with established lanes in critical corridors across North America; cross-selling opportunities across our breadth of expertise; superior insights into our competitive environment; higher and more systematic safety standards; greater access to drivers and a more diverse set of opportunities to offer them; the ability to flex capacity according to customers' needs; and operating and cost efficiencies from our scalable infrastructure. We believe our leading market position and nationwide presence, combined with our commitment to flexible, reliable and timely load delivery, enhances our ability to drive sales among existing customers, attract new customers and achieve long-term customer retention.

  ▪
  Resilient "asset right" business model combining strategic equipment ownership with complementary asset-light operations.    We maintain a balanced revenue mix. For the year ended December 31, 2017, after giving effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017, based on currently available information, we estimate that approximately 49% of our freight, logistics and brokerage revenue was derived from company-owned equipment and approximately 51% was derived from asset-light services, which consist of owner-operator transportation, freight brokerage and logistics operations. Asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations, which is often a customer requirement. Alternatively, our asset-light operations offer flexibility and scalability to meet customers' dynamic needs and have lower fixed costs, lower capital expenditure requirements and higher returns on invested capital. The primary operational advantages of maintaining a balanced "asset right" mix of company-owned assets and asset-light freight capacity are:

  ▪
  Ability to provide customers with the certainty of company-owned freight capacity;
  ▪
  Ability to adjust capacity quickly through third-party resources;
  ▪
  Ability to expand with minimal incremental capital expenditures and fixed costs;
  ▪
  Ability to contract with limited redundancy costs or under-utilized assets;
  ▪
  Ability to extend service to less strategically desirable lanes through third-party capacity providers;
  ▪
  More variable operating cost structure and higher return on invested capital; and
  ▪
  Reduced capital expenditures and capital intensity.

    By utilizing a balanced "asset right" operating model, we believe we are able to maximize the flexibility of our capital spending and cost structure in response to demand fluctuations, thereby enhancing our cash flows and margin stability across a range of operating environments.

  ▪
  Public company status.    We are the only public transportation and logistics provider focused exclusively on flatbed and specialized freight. We believe that our public company status has further enhanced our already well-known brand with both customers and potential acquisition targets. We expect that we will be able to continue to use our public stock as currency for acquisitions in support of our consolidation strategy. Furthermore, as a tool to increase driver retention, we award to our employees, including drivers, equity ownership in the Company through our new long-term equity incentive plan, thereby making our employed drivers "business owners" and aligning their interests with the long-term success of the Company. We believe this equity program is the first of its kind in the North

    American flatbed and specialized transportation and logistics sector. We further believe that this equity program and our other driver development programs will enable us to reduce recruitment and training costs, thereby improving our margins as well as our service quality through long-tenured employees.

Our Business Strategy

        Our objective is to further expand our position as a leading consolidator of the flatbed and specialized freight market in North America and to be the leading flatbed and specialized solutions provider for our customers. We intend to drive growth and further enhance our profitability and cash flows by executing the following key strategies:

  ▪
  Pursue a selective and disciplined acquisition and consolidation strategy.    The North American flatbed and specialized transportation and logistics industry is large and highly fragmented, consisting of many smaller, regional service providers covering specific shipping lanes with specific customers and offering niche services, thereby providing significant opportunities for us to pursue strategic acquisitions. As an illustration of the highly fragmented nature of the flatbed and specialized market, although we believe we are the largest provider of flatbed and specialized transportation and logistics solutions by revenue after giving effect to our acquisitions in 2017 (as though each acquisition was completed on January 1, 2017), we represent only approximately 1% of the open deck transportation and logistics market based on 2014 revenue.7 The vast majority of competitors in the industry operate small fleets as indicated by the more than 50,000 companies with fewer than 10 tractors as of the end of 2014.8 In comparison, there are only approximately 350 fleets with between 100 and 999 tractors and fewer than 30 fleets larger than 1,000 tractors as of the end of 2014.9

    We have successfully acquired and integrated more than 16 companies since 2009, and we intend to continue to opportunistically acquire and consolidate high-quality open deck, heavy-haul businesses that meet our stringent acquisition criteria. We believe that our scalable platform, experienced management team and track record of successfully identifying, executing and integrating acquisitions provide us with meaningful competitive advantages when seeking acquisition candidates. As a public company, we believe our status as a preferred acquirer for the type of open deck companies we seek has been further strengthened.

  ▪
  Continue growing organically.    We have established a track record of successfully integrating and growing companies post-acquisition, and we continue to target niche markets in which the size and scale of Daseke allows us to focus on organic growth, such as our acquisitions in the commercial glass and high security cargo niches. We are committed to continuing this organic growth by further penetrating existing customers, expanding our customer base, and developing and expanding our cross-selling efforts.
  ▪
  Further penetration with existing customers and expand customer base.    With a comprehensive service offering, expansive nationwide network and robust flatbed and specialized expertise, we believe we have substantial potential to capture additional share of our customers' annual transportation and logistics spend. In addition, we believe that certain factors influencing the broader North American transportation and logistics industry will provide us with additional opportunities to further expand our customer base. As a result of a prolonged driver shortage, the demand for reliable and committed capacity to fulfill

7
FTR Associates, Inc, 2016
8
FTR Associates, Inc, 2016
9
FTR Associates, Inc, 2016

    shippers' transportation needs has increased. Leveraging our mix of company-owned and asset-light assets, we are often able to provide capacity assurance to our customers. We believe our strong commitment to providing high-quality service to our customers will result in increased revenue through greater shipment volume, higher rates and the addition of new customers.

  ▪
  Develop and expand our cross-selling efforts.    Currently, many of our relationships reside with one operating company or at specific customer sites. As a national provider, we believe we are well-positioned to leverage our differentiated geographic network and offer a greater breadth of services to better serve each customer's needs. Through collaboration across our operating companies, we are able to generate revenue synergies and provide additional services to our customers while delivering value, optionality and reliability. We believe the substantial cross-selling potential that exists within our business will allow us to continue to capture greater wallet share from our customers.
  ▪
  Focus on innovative programs to improve driver recruitment, productivity and retention.    Driver shortages have become a major constraint to growth for many transportation and logistics companies in North America. We believe we have been an early adopter in implementing initiatives aimed at improving company driver recruitment and retention. Some of these initiatives include providing highly attractive tractors, deploying satellite televisions inside our cabs, instituting a rewards program that allows drivers to redeem points for merchandise, and focusing on providing upgraded nationwide facilities. As a result, at least one of our operating companies has been named to the Truckload Carriers Association's 20 Best Fleets to Drive For in North America list each year since 2010. We offer our company drivers equity ownership in our company through our long-term equity incentive plan, thereby making our employed drivers "business owners" and aligning their interests with the long-term success of the Company. We believe this equity program is the first of its kind in the North American flatbed and specialized transportation and logistics sector. We believe our driver development programs will enable us to reduce recruitment and training costs, thereby improving our margins as well as our service quality through long-tenured employees.
  ▪
  Continue to balance the growth of company-owned equipment and asset-light offerings.    We remain committed to maintaining a balanced mix of company and asset-light freight. Our fleet management framework focuses on three areas—fleet mix, fleet growth and fleet utilization. This framework maximizes returns on our fleet to drive revenue growth, lower operating costs and match asset utilization to meet market demand.

Recent Developments

  Acquisitions

        We are a leading consolidator of the flatbed and specialized freight market in North America, having successfully acquired and integrated more than 16 companies since our inception in 2009. We have established a track record of growing our business through strategic and complementary acquisitions that will continue to be a key component of our business plan going forward. We have a robust pipeline of potential acquisition candidates, and negotiations and discussions with potential target companies are an integral part of our day-to-day operations.

        In 2017, our acquisitions included the following:

  ▪
  On May 1, 2017, we acquired Schilli Transportation Services, Inc. and certain of its affiliates ("Schilli"). Schilli's services include open deck specialized transportation as well as industrial warehousing and distribution services, including export packaging and free trade zone access in Savannah, Georgia.

  ▪
  On May 1, 2017, we acquired Big Freight Systems, Inc. ("Big Freight"). Big Freight is an open deck carrier based in Steinbach, Manitoba that specializes in the powersports market segment.
  ▪
  On July 1, 2017, we acquired The Steelman Companies and certain of its affiliates ("Steelman"). Steelman carries flatbed and heavy haul freight, specializes in transporting roll-on powersports, industrial warehousing as well as offers 10-wheel drive-away services.
  ▪
  On September 1, 2017, we acquired R&R Trucking Holdings, LLC and certain of its affiliated operating companies ("R&R Trucking"). R&R Trucking moves specialty cargo requiring unique training and security clearances, including the transport of defense and commercial arms, ammunition and explosives, radioactive cargo and hazardous materials throughout its network of high security terminals.
  ▪
  On December 1, 2017, we acquired Tennessee Steel Haulers, Inc. and certain of its affiliates ("TSH & Co."). TSH & Co. has a 1,100 flatbed-focused fleet with a 100% asset-light operating model and has operations throughout the East Coast and Southeast as well as Mexico.
  ▪
  On December 1, 2017, we acquired Roadmaster Group, Inc. and certain of its affiliates ("Roadmaster"). Roadmaster is one of the leading high-security cargo carriers in the industry.
  ▪
  On December 1, 2017, we acquired Moore Freight Service,  Inc. and certain of its affiliates ("Moore"). Moore specializes in delivering commercial sheet glass, a unique, specialized niche, throughout the Midwest, East Coast and Canada with highly customized trailers.

        After giving effect to our acquisitions in 2017 (as though each acquisition was completed on January 1, 2016), our acquisition-adjusted revenue for the year ended December 31, 2016 would have been $1.2 billion, an 83% increase compared to actual 2016 results, our acquisition-adjusted net loss for the year ended December 31, 2016 would have been $6.3 million, a 49% decrease compared to actual 2016 results, and our acquisition-adjusted Adjusted EBITDA for the year ended December 31, 2016 would have been $141.7 million, a 61% increase compared to actual 2016 results.10

        After giving effect to our acquisitions in 2017 (as though each acquisition was completed on January 1, 2017), our acquisition-adjusted revenue for the nine months ended September 30, 2017 would have been $971.6 million, a 65% increase compared to actual results for the nine months ended September 30, 2017, our acquisition-adjusted net loss for the nine months ended September 30, 2017 would have been $3.7 million, a 69% decrease compared to actual results for the nine months ended September 30, 2017, and our acquisition-adjusted Adjusted EBITDA for the nine months ended September 30, 2017 would have been $109.7 million, a 59% increase compared to actual results for the nine months ended September 30, 2017.11

10
Acquisition-adjusted net loss of $6.3 million plus: depreciation and amortization of $106.3 million, net interest expense of $27.2 million, provision for income taxes of $4.1 million, acquisition-related transaction expenses of $0.9 million, impairment of $2.0 million, withdrawn initial public offering-related expenses of $3.1 million, net losses on sales of defective revenue equipment out of the normal replacement cycle of $0.7 million, impairments related to defective revenue equipment sold out of the normal replacement cycle of $0.2 million and expenses related to the Business Combination and related transactions of $3.5 million results in acquisition-adjusted Adjusted EBITDA of $141.7 million for the year ended December 31, 2016.
11
Acquisition-adjusted net loss of $3.7 million plus: depreciation and amortization of $78.9 million, net interest expense of $28.1 million, provision for income taxes of $0.5 million, acquisition-related transaction expenses of $2.8 million, stock-based compensation of $1.2 million and expenses related to the Business Combination and related transactions of $2.0 million results in acquisition-adjusted Adjusted EBITDA of $109.7 million for the nine months ended September 30, 2017.

  Preliminary Estimate of Selected Unaudited Fourth Quarter 2017 and Fiscal Year 2017 Financial Results

        Although our results of operations as of and for the three months and year ended December 31, 2017 are not yet final, based on the information currently available, we estimate, on a preliminary and unaudited basis, that:

  ▪
  Revenue for the three months ended December 31, 2017 will be between $250 million and $260 million, as compared to $150.4 million for the same period in 2016, and revenue for the year ended December 31, 2017 will be between $840 million and $850 million, as compared to $651.8 million for the year ended December 31, 2016, with both increases primarily attributable to our acquisitions in 2017. We estimate that our acquisition-adjusted revenue (which gives effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017) for the year ended December 31, 2017 will be approximately $1.3 billion.
  ▪
  Net income for the three months ended December 31, 2017 will be between $38 million and $40 million, as compared to a net loss of $10.8 million for the same period in 2016. We estimate that net income for the year ended December 31, 2017 will be between $27 million and $29 million, as compared to a net loss of $12.3 million for the year ended December 31, 2016. The change in both periods is primarily attributable to a substantial tax benefit resulting from recently enacted legislation commonly referred to as the "Tax Cuts and Jobs Act" (the "TCJA") and our acquisitions in 2017. We estimate that our acquisition-adjusted net income (which gives effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017) for the year ended December 31, 2017 will be between $39 million and $41 million. The TCJA includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Such rate reduction, however, could be offset by other changes intended to broaden the tax base (for example, by imposing significant additional limitations on the deductibility of interest expense and limiting the ability to deduct net operating losses). Our estimated net income for the three months ended December 31, 2017 and for the year ended December 31, 2017 is based on our current evaluation of the TCJA. We continue to examine the impact the TCJA may have on us, and our actual net income for the three months ended December 31, 2017 and for the year ended December 31, 2017 may be higher or lower than such estimate as a result of the TCJA.
  ▪
  Adjusted EBITDA for the three months ended December 31, 2017 will be between $21 million and $23 million, as compared to $15.3 million for the same period in 2016, and Adjusted EBITDA for the year ended December 31, 2017 will be between $90 million and $92 million, as compared to $88.2 million for the year ended December 31, 2016, with the increases primarily attributable to our acquisitions in 2017. We estimate that our acquisition-adjusted Adjusted EBITDA (which gives effect to our acquisitions in 2017 as though each acquisition was completed on January 1, 2017) for the year ended December 31, 2017 will be between $140 million and $142 million.12
  ▪
  Free cash flow (which we define as Adjusted EBITDA less net capital expenditures, which are capital expenditures less proceeds from equipment sales) for the year ended December 31, 2017 will be between $54 million and $55 million, as compared to $56.6 million for the year ended December 31, 2016.

12
Acquisition-adjusted net income of between $39 million and $41 million plus: depreciation and amortization of $105 million, net interest expense of $37 million, acquisition-related transaction expenses of $4 million, stock-based compensation of $2 million and expenses related to the Business Combination and related transactions of $2 million, and minus benefit for income taxes of $49 million, results in acquisition-adjusted Adjusted EBITDA of between $140 million and $142 million for the year ended December 31, 2017.

        In the transportation industry, results of operations generally show a seasonal pattern, and Daseke's fourth quarter financial results are often lower than third quarter financial results. Productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments during the winter. At the same time, operating expenses increase due to, among other things, a decline in fuel efficiency because of engine idling and harsh weather that creates higher accident frequency, increased claims and higher equipment repair expenditures.

        Adjusted EBITDA and free cash flow are non-GAAP financial measures. For a definition of Adjusted EBITDA and free cash flow, see "—Summary Historical Consolidated Financial Data—Non-GAAP Financial Measures" below. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for the three months ended December 31, 2017 (estimated) and 2016 (actual) and a reconciliation of Adjusted EBITDA and free cash flow to net income (loss) for the year ended December 31, 2017 (estimated) and 2016 (actual):

	Three Months Ended December 31,			Year Ended December 31,
	2017		2016	2017		2016
(In millions)	Low	High	Actual	Low	High	Actual
Net income (loss)	$38	$40	$(11.0)	$27	$29	$(12.3)
Depreciation and amortization	23	23	17.0	77	77	67.5
Net Interest expense	8	8	5.6	33	33	23.0
Income tax (benefit) provision	(50)	(50)	(0.4)	(54)	(54)	0.2
Acquisition-related transaction expenses	1	1	0.1	3	3	0.3
Impairment of equipment	—	—	0.8	—	—	2.0
Withdrawn initial public offering-related expenses	—	—	0.0	—	—	3.1
Gain on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	—	—	0.7
Impairment on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	—	—	0.2
Expenses related to the Business Combination and related transactions	—	—	3.2	2	2	3.5
Non-cash stock and equity-compensation expense	1	1	—	2	2	—

Adjusted EBITDA	$21	$23	$15.3	$90	$92	$88.2

Net capital expenditures				36	37	31.7

Free cash flow				$54	$55	$56.6

        We have prepared the preliminary selected financial information for the fourth quarter ended December 31, 2017 and for the year ended December 31, 2017 set forth above on a materially consistent basis with the financial information presented elsewhere in this prospectus supplement and the accompanying prospectuses and in good faith based upon our internal reporting as of and for the three months and year ended December 31, 2017. These estimated ranges are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results for the three months and year ended December 31, 2017. We are in the process of completing our customary quarterly close and review procedures as of and for the three months and year ended December 31, 2017, and there can be no assurance that our final results for this period will not differ from these estimates. During the course of the preparation and audit of our consolidated financial statements and related notes as of and for the year ended December 31, 2017, we or our independent auditors may identify items that could cause our final reported results to be materially different from the preliminary financial estimates presented herein. Important factors that could cause actual results to differ from our preliminary estimates are set forth under the headings "Risk Factors" and "Cautionary Statement Regarding Forward Looking Statements." In addition to "Risk Factors" in this prospectus supplement and the accompanying prospectuses, please read "Risk Factors—Risk Factors Relating to Daseke's Business and Industry" beginning on page 63 of the definitive proxy statement of Hennessy Capital Acquisition Corp. II ("Hennessy Capital") dated February 6, 2017 (the "Proxy Statement") and "Risk Factors" beginning on page 6 of our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017 and amended on May 4, 2017 (our "Super 8-K"), each of which is incorporated into this prospectus supplement by reference.

        The preliminary selected financial information included in this section should not be viewed as a substitute for full and complete consolidated financial statements prepared in accordance with GAAP. In addition, this preliminary selected financial information for the three months and year ended December 31, 2017 is not necessarily indicative of the results to be achieved for any future period. Our consolidated financial statements and related notes as of and for the year ended December 31, 2017 are not expected to be filed with the SEC until after this offering is completed. The preliminary selected financial information has been prepared by and is the responsibility of management. In addition, the preliminary selected financial information presented above has not been audited, reviewed or compiled by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

  Merger Agreement Earnout

        The Agreement and Plan of Merger, dated December 22, 2016 (the "Merger Agreement"), by and among Hennessy Capital, HCAC Merger Sub, Inc., the Company and Don R. Daseke, solely in his capacity as the Stockholder Representative (as defined therein), contains an earnout provision pursuant to which the Company may potentially issue up to 15 million additional shares of our common stock to pre-February 2017 Business Combination stockholders of Daseke Companies, Inc. (f/k/a Daseke, Inc.) (the "Private Daseke Stockholders") for the achievement of specified share price thresholds and Pro Forma Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the years ending December 31, 2017, 2018 and 2019. For the year ended December 31, 2017, pursuant to this earnout provision, 5 million shares of our common stock would be issued upon the achievement of (i) 2017 Pro Forma Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) of $140 million and (ii) a price of $12.00 per share of common stock for any 20 trading days within any consecutive 30-trading day period during the year ended December 31, 2017. Please see "The Business Combination Proposal—The Merger Agreement" in the Proxy Statement for more information regarding this earnout provision.

        During the year ended December 31, 2017, our common stock achieved the $12.00 share price threshold, and based on the information and data currently available, we expect to report 2017 Pro Forma Adjusted EBITDA (giving effect to our 2017 acquisitions and as defined in the Merger Agreement) of at least $140 million.13 Accordingly, we expect to issue 5.0 million unregistered shares

13
"2017 Pro Forma Adjusted EBITDA" is defined in the Merger Agreement as Adjusted EBITDA (as defined therein) for the year ended December 31, 2017 plus the Adjusted EBITDA of any business acquired by the Company during 2017 for the period beginning on January 1, 2017 and ending on the effective date of such acquisition by the Company. 2017 Pro Forma Adjusted EBITDA has not been, and will not be, derived in accordance with Article 11 of Regulation S-X and may differ materially from pro forma financial information prepared in compliance with Article 11 of Regulation S-X. 2017 Pro Forma Adjusted EBITDA is not necessarily indicative of what our results of operations would have been had such acquisitions been completed on January 1, 2017 and does not purport to project our future operating results.

of common stock to the Private Daseke Stockholders in the second quarter of 2018 after an accounting firm has determined that we have met such thresholds.

  2018

        In 2018, we plan to further expand our position as a leading consolidator of the flatbed and specialized freight market by continuing to execute our acquisition strategy, integrating and improving our acquired companies and focusing on organic growth in key niche markets. We expect favorable supply and demand dynamics in our industry as capacity remains constrained.

        In the first half of 2018, after the completion of this offering, we intend to review our debt structure and may seek an amendment to our senior secured term loan facility and/or repay all or a portion thereof with proceeds from a new debt offering. As of December 31, 2017, we had $498 million of borrowings outstanding under our term loan facility. In addition to our term loan facility, we have a senior secured asset-based revolving credit facility in an aggregate maximum credit amount equal to $70.0 million (subject to availability under a borrowing base and which could increase from time to time pursuant to an uncommitted accordion by an aggregate amount for all such increases of up to $30 million). As of December 31, 2017, we had no borrowings and $11.5 million in letters of credit outstanding under such revolving credit facility.

        In early January 2018, many areas in the United States, particularly the East Coast, experienced severe winter weather. While at this time we cannot measure the financial impact from these storms, we expect a negative impact to our results of operations for the first quarter of 2018, which may include a negative impact to our revenue and/or net income.

  Corporate Information

        Our principal executive office is located at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, and our telephone number at that location is (972) 248-0412. Our website for investors is at http://investor.daseke.com. The information on or accessible through our website is not incorporated by reference into or otherwise made part of this prospectus. Our periodic reports and other information filed with or furnished to the SEC are available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for information specifically incorporated by reference into this prospectus supplement that may be accessed from our website, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement.

 THE OFFERING

Shares of common stock offered by us in this offering	7,420,000 shares (8,545,000 shares if the underwriters exercise in full their option to purchase additional shares of common stock from us).
Shares of common stock offered by the selling stockholder	80,000 shares.
Underwriters' option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 1,125,000 shares of common stock from us.
Shares of common stock outstanding following this offering	55,899,279 shares (57,024,279 shares if the underwriters exercise in full their option to purchase additional shares of common stock from us).
Use of proceeds

We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $73.3 million of net proceeds from this offering, or $84.6 million if the underwriters exercise their option to purchase additional shares of common stock from us in full. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment or refinancing or the financing of possible future acquisitions. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder. See "Use of Proceeds" below.

Risk factors	Investing in our common stock involves risks. See "Risk Factors" beginning on page S-18 for a discussion of factors you should consider before investing in our common stock.
NASDAQ Capital Market symbol	DSKE.

        The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 48,479,279 shares outstanding as of February 1, 2018, and excludes:

  ▪
  2,986,045 shares of common stock potentially issuable as of February 1, 2018, pursuant to options and unvested restricted stock unit awards held by our directors, officers and employees under our 2017 Omnibus Incentive Plan;
  ▪
  1,763,916 shares of common stock available for future issuance as of February 1, 2018 under our 2017 Omnibus Incentive Plan;
  ▪
  17,520,332 shares of common stock issuable upon the exercise of our warrants outstanding as of February 1, 2018;
  ▪
  5,652,171 shares of common stock issuable upon conversion of all of our 7.625% Series A Convertible Cumulative Preferred Stock ("Series A Preferred Stock") outstanding as of February 1, 2018, assuming a conversion price of $11.50 per share and the payment of all dividends on our Series A Preferred Stock in cash;

  ▪
  5,000,000 shares of common stock that we expect to issue to the Private Daseke Stockholders in the second quarter of 2018 pursuant to the earnout provision relating to the year ended December 31, 2017 in the Merger Agreement (see "—Recent Developments—Merger Agreement Earnout" above for more information); and
  ▪
  up to 10,000,000 shares of common stock that are issuable to the Private Daseke Stockholders upon the achievement of specified share price thresholds and Pro Forma Adjusted EBITDA targets for the years ending December 31, 2018 and 2019 pursuant to the earnout provision in the Merger Agreement (see "—Recent Developments—Merger Agreement Earnout" above for more information).

        Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock from us.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The summary historical consolidated financial data as of and for the years ended December 31, 2014, 2015 and 2016 are derived from our audited consolidated financial statements included in our Super 8-K. The summary historical interim consolidated financial and other financial data for the nine months ended September 30, 2016 and as of and for the nine months ended September 30, 2017 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

        You should read the summary historical consolidated financial data below together with the historical consolidated financial statements and the accompanying notes included in our Super 8-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, each of which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference" below.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2014	2015	2016	2016	2017
				(unaudited)
Consolidated statement of operations data:
Total revenue	$542,711	$678,845	$651,802	$501,386	$589,079
Operating expenses:
Salaries, wages and employee benefits	132,205	178,703	197,789	149,861	174,253
Fuel	88,031	70,296	66,865	49,076	64,423
Operations and maintenance	59,274	98,734	96,100	72,933	86,332
Purchased freight	150,654	181,985	154,054	120,501	148,945
Taxes and licenses	7,304	9,228	9,222	6,946	7,855
Insurance and claims	15,446	19,655	19,114	13,648	15,516
Depreciation and amortization	48,575	63,573	67,500	50,515	53,758
Loss (gain) on disposition of revenue property and equipment	934	(2,184)	(116)	158	(513)
Impairment	1,838	—	2,005	1,195	—
Other operating expenses	19,631	27,847	28,636	20,217	29,190

Total operating expenses	523,892	647,837	641,169	485,050	579,759

Income from operations	18,819	31,008	10,633	16,336	9,320
Interest expense	15,978	20,602	23,124	17,521	21,064
Other (income) expense	(243)	(320)	(375)	(306)	3,506

Total other expense	15,735	20,282	22,749	17,215	24,570

Income (loss) before provision (benefit) for income taxes	3,084	10,726	(12,116)	(879)	(15,250)
Provision (benefit) for income taxes	1,784	7,463	163	607	(3,448)

Net income (loss)	$1,300	$3,263	$(12,279)	$(1,486)	$(11,802)

Less dividends to preferred stockholders	(1,028)	(4,736)	(4,770)	(3,729)	(3,725)
Net income (loss) attributable to common stockholders	$272	$(1,473)	$(17,049)	$(5,215)	$(15,527)
Net income (loss) per common share
Basic	$2.02	$(10.13)	$(117.18)	$(0.25)	$(0.45)
Diluted	$1.94	$(10.13)	$(117.18)	$(0.25)	$(0.45)
Weighted-average common shares outstanding
Basic	134,581	145,495	145,495	20,980,961	34,790,861
Diluted	140,280	145,495	145,495	20,980,961	34,790,861

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2014	2015	2016	2016	2017
				(unaudited)
Consolidated balance sheet data (at end of period):
Cash	$2,406	$4,886	$3,695		$112,510
Property and equipment, net	$303,515	$354,535	$318,747		$369,199
Total assets	$509,922	$627,607	$570,235		$857,421
Current liabilities	$89,224	$109,669	$92,398		$87,421
Working capital(1)	$41,401	$42,538	$36,282		$78,802
Long-term debt, net of current portion and other long-term liabilities	$313,583	$397,888	$374,774		$512,083
Total stockholders' equity	$107,115	$120,050	$103,063		$257,917
Other financial data (unaudited):
Adjusted EBITDA(2)	$70,346	$97,304	$88,240	$72,903	$68,815

(1)
Working capital is defined as current assets (excluding cash) less current liabilities (excluding the current portion of long-term debt).
(2)
Adjusted EBITDA is not a recognized measure under GAAP. For a definition and reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, see "—Non-GAAP Financial Measures" below.

Non-GAAP Financial Measures

  Adjusted EBITDA

        This prospectus supplement uses the term "Adjusted EBITDA," which is not a recognized measure under GAAP. We use Adjusted EBITDA as a supplement to our GAAP results in evaluating certain aspects of our business, as described below. We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) non-cash impairments, (vi) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (vii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (viii) initial public offering-related expenses (which offering was withdrawn at the end of 2015), (ix) expenses related to the Business Combination, (x) non-cash stock and equity-compensation expense and (xi) accounting charges resulting from accounting for the possible earnout pursuant to the Merger Agreement.

        Our board of directors and executive management team use Adjusted EBITDA as a key measure of our performance and for business planning. Adjusted EBITDA assists us in comparing our operating performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that, in our opinion, do not reflect our core operating performance. Adjusted EBITDA also allows us to more effectively evaluate our operating performance by allowing us to compare the results of operations against our peers without regard to our or our peers' financing method or capital structure. Our method of computing Adjusted EBITDA is substantially consistent with that used in our debt covenants and also is routinely reviewed by our management for that purpose.

        We believe our presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that we use internally for purposes of assessing our core operating performance. However, Adjusted EBITDA is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital, tax structure and the historic costs of depreciable assets. Also, other companies in our industry may define Adjusted EBITDA differently than we do, and as a result, it may be difficult to use Adjusted EBITDA, or similarly named non-GAAP measures that other companies may use, to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA supplementally.

        A reconciliation of Adjusted EBITDA to net income (loss) for the periods indicated is as follows:

	Year Ended December 31,				Nine Months Ended September 30,
(In thousands)	2009	2014	2015	2016	2016	2017
Net income (loss)	$(381)	$1,300	$3,263	$(12,279)	$(1,486)	$(11,802)
Depreciation and amortization	4,132	48,575	63,573	67,500	50,515	53,758
Interest income	—	(73)	(69)	(44)	(40)	(130)
Interest expense	2,751	15,978	20,602	23,124	17,521	24,947
Income tax (benefit) provision	(47)	1,784	7,463	163	607	(3,448)
Acquisition-related transaction expenses	—	944	1,192	296	289	2,255
Impairment of equipment	—	1,838	—	2,005	1,195	—
Withdrawn initial public offering-related expenses	—	—	1,280	3,051	3,050	—
Net losses on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	718	718	—
Impairment on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	190	190	—
Expenses related to the Business Combination and related transactions	—	—	—	3,516	344	2,034
Non-cash stock and equity-compensation expense	—	—	—	—	—	1,201

Adjusted EBITDA	$6,455	$70,346	$97,304	$88,240	$72,903	$68,815

  Free Cash Flow

        This prospectus supplement also uses the term "free cash flow," which is not a recognized measure under GAAP. We use free cash flow as a supplement to our GAAP results in evaluating certain aspects of our business, as described below. We define free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales).

        Our board of directors and executive management team use free cash flow to assess our performance and ability to fund operations and make additional investments. Free cash flow represents the cash that our business generates from operations, before taking into account cash movements that are non-operational. We believes our presentation of free cash flow is useful because it is one of several indicators of our ability to service debt, make investments and/or return capital to its stockholders. We also believe that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although our measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by relying primarily on Daseke's GAAP results and using free cash flow supplementally.

        For a reconciliation of free cash flow to net income (loss), see "—Recent Developments—Preliminary Estimate of Selected Unaudited Fourth Quarter 2017 and Fiscal Year 2017 Financial Results" above.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus before deciding whether to invest in our common stock. In particular, you should carefully consider the risks and uncertainties described below as well as those described in the Proxy Statement under "Risk Factors—Risk Factors Relating to Daseke's Business and Industry" (beginning on page 63 of the Proxy Statement) and in Item 2.01 of our Super 8-K (beginning on page 6 of our Super 8-K), together with all of the other information included in, or incorporated by reference into, this prospectus. See "Incorporation of Certain Documents by Reference" below. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected and we may not be able to achieve our goals, the value of our common stock could decline and you could lose some or all of your investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to this Offering and Our Common Stock

The price of our common stock in this offering may not be indicative of the market price of our common stock after this offering and may fluctuate significantly.

        The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The price of our common stock in this offering will be negotiated between us and the underwriters and may not be indicative of the market price of our common stock after this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

        Factors affecting the trading price of our common stock may include:

  ▪
  any future recessionary economic cycles and downturns in customers' business cycles;
  ▪
  seasonal factors, such as harsh weather conditions, that increase operating costs;
  ▪
  volatility in the financial markets;
  ▪
  the price or availability of fuel;
  ▪
  quarterly variations in our results of operations;
  ▪
  changes in government regulations;
  ▪
  changes in general economic and political conditions;
  ▪
  results of our operations and the operations of others in our industry;
  ▪
  changes in interest rates;
  ▪
  changes in tax rates or tax law;
  ▪
  threatened or actual litigation and government investigations;
  ▪
  the addition or departure of key personnel;
  ▪
  the availability of drivers and our ability to recruit, train and retain our drivers;
  ▪
  actions taken by our stockholders, including the sale or disposition of their shares of our common stock;
  ▪
  public reaction to our press releases, our other public announcements and our filings with the SEC and speculation in the press or by the investment community;
  ▪
  changes in revenue or earnings estimates, or changes in recommendations or projections or withdrawal of research coverage, by equity research analysts;
  ▪
  differences between our actual financial and operating results and those expected by investors and analysts; and

  ▪
  the realization of any risks described in the Proxy Statement under "Risk Factors—Risk Factors Relating to Daseke's Business and Industry" or in Item 2.01 of our Super 8-K.

        Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We do not currently intend to pay dividends on our common stock; consequently, your ability to achieve a return on your investment in our common stock will depend on appreciation in the price of our common stock.

        We do not currently intend to pay cash dividends on our common stock. Additionally, legal and contractual restrictions in agreements governing our Series A Preferred Stock and current indebtedness place certain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in us will be if you sell your common stock at a price greater than you paid for it. There is no guarantee that the price of our common stock that will prevail in the market will ever exceed the price that you pay in this offering.

Our board of directors has the power to issue series of preferred stock and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.

        Under our charter, our board of directors has the power to issue series of preferred stock and to designate the rights and preferences of those series. Therefore, our board of directors may designate a new series of preferred stock with the rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

An active trading market for our common stock may not be sustained.

        Although our common stock is listed on Nasdaq, there has been a limited public market for our common stock and a more active trading market for our common stock may not develop or be sustained. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods. Also, as a result of the limited public market for our common stock, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Furthermore, an inactive trading market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration, which, in turn, could harm our business.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our common stock could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any of the analysts who cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline.

Future sales of our common stock in the public market, or the perception that such sales may occur, could reduce the price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Although our directors, executive officers and the selling stockholder have agreed to a 90-day lock-up agreement in connection with this offering, a significant number of shares of common stock held by our stockholders are freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), and not subject to any contractual lock-up restrictions. Furthermore, as a result of the registration statements of which this prospectus supplement and the accompanying prospectuses form a part, a significant number of shares of common stock are available for sale into the public markets. Upon consummation of the Business Combination with Hennessy Capital, 26,665,330 shares were issued to former Daseke Companies, Inc. (f/k/a Daseke, Inc.) stockholders, almost all of whom entered into lock-up agreements. All of these lock-up agreements (except for Don R. Daseke and The Walden Group, Inc., each of whom agreed to a three-year lock-up period and which together beneficially own 15,095,265 shares of common stock) have expired. In addition, in connection with our acquisition of Roadmaster in December 2017, we issued 3,114,247 shares of common stock to the sellers of Roadmaster and have agreed to use continuing best efforts to register such shares for resale under the Securities Act prior to June 1, 2018.

        In addition, we expect to issue 5,000,000 unregistered shares of common stock to the Private Daseke Stockholders in the second quarter of 2018 pursuant to the earnout provision in the Merger Agreement relating to the year ended December 31, 2017 (see "Prospectus Supplement Summary—Recent Developments—Merger Agreement Earnout" above for more information). Although such shares will be unregistered, they will be eligible for immediate resale under Rule 144 of the Securities Act, provided that the recipient of such shares is not subject to any contractual lock-up restrictions. Recipients of earnout shares who are affiliates at the time of (or at any time during the three months preceding) a sale would be subject to the volume, manner, sale, notice and availability of current public information requirements of Rule 144. Under the Merger Agreement's earnout provision, up to an additional 10,000,000 shares of common stock are issuable to the Private Daseke Stockholders upon the achievement of specified share price thresholds and Pro Forma Adjusted EBITDA targets for the years ending December 31, 2018 and 2019 (see "Prospectus Supplement Summary—Recent Developments—Merger Agreement Earnout" above for more information).

        Lastly, we may sell shares of common stock or convertible securities in future offerings. We cannot predict the size of future issuances of common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of common stock will have on the market price of our common stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

        We, our executive officers, directors and the selling stockholder have entered into lock-up agreements with respect to our common stock, pursuant to which we and they are subject to certain resale restrictions for a period of 90 days following the date of this prospectus supplement. Pursuant to the foregoing lock-up agreements, at any time and without notice, the representatives of the underwriters may release all or any portion of the common stock subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, then the common stock subject to such restrictions will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

The issuance of additional shares of our common stock upon exercise of outstanding warrants, upon conversion of outstanding shares of Series A Preferred Stock or pursuant to the earnout provisions of the Merger Agreement will reduce the relative voting power of holders of our common stock, dilute the ownership of such stockholders and may adversely affect the market price of our common stock.

        As of February 1, 2018, there were 35,040,664 warrants outstanding to purchase up to a total of 17,520,332 shares of our common stock, each of which is currently exercisable. Each such warrant entitles the holder to purchase a whole number of shares of our common stock at an exercise price of $5.75 per one-half of a share of our common stock (or $11.50 per whole share of our common stock), subject to adjustment as set forth in the warrant agreement. At the closing of the Business Combination, we issued 650,000 shares of Series A Preferred Stock for $65.0 million in cash. Under the Certificate of Designations, Preferences, Rights and Limitations of the Series A Preferred Stock (the "Certificate of Designations"), each share of Series A Preferred Stock is convertible, at the holder's option at any time, initially into approximately 8.6957 shares of our common stock (assuming a conversion price of approximately $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate and the payment of all dividends on our Series A Preferred Stock in cash, a total of 5,652,171 shares of our common stock would be issuable upon conversion of all of the currently outstanding shares of Series A Preferred Stock. In addition, the Merger Agreement contains an earnout provision pursuant to which we may potentially issue up to 15,000,000 additional shares of our common stock to the Private Daseke Stockholders for the achievement of specified share price thresholds and Pro Forma Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the years ending December 31, 2017, 2018 and 2019 (see "Prospectus Supplement Summary—Recent Developments—Merger Agreement Earnout" above for more information). We expect to issue 5,000,000 shares of our common stock to the Private Daseke Stockholders in the second quarter of 2018 pursuant to the earnout provision relating to the year ended December 31, 2017. To the extent such warrants are exercised, such Series A Preferred Stock are converted or shares of our common stock are issued pursuant to the earnout provisions of the Merger Agreement, additional shares of our common stock will be issued, which could result in significant dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market. Any such issuance of a significant number of shares of our common stock may adversely affect our earnings per share and the market price of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        Our management will have broad discretion in the application of the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

A small number of our stockholders hold a substantial portion of our outstanding common stock.

        Don R. Daseke and his affiliates beneficially own approximately 31% of our common stock as of February 1, 2018. In addition, Mr. Daseke serves as our Chief Executive Officer and Chairman of the Board of Directors. Consequently, Mr. Daseke and his affiliates are able to strongly influence all matters that require approval by our stockholders, including the election and removal of directors, changes to our organizational documents and approval of acquisition offers and other significant corporate transactions. In addition, other members of our board of directors and key management at the corporate level and at our operating companies own more than an additional 11% of our common stock as of February 1, 2018. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial and may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

Some provisions of our governing documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

        Some provisions in our charter and bylaws may have the effect of delaying, discouraging or preventing an acquisition of our company or a merger in which we are not the surviving company and may otherwise prevent or slow changes in our board of directors and management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"), which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met. These provisions could discourage an acquisition of our company or other change in control transaction, whether or not it is desired or beneficial to our stockholders, and thereby negatively affect the price that investors might be willing to pay in the future for our common stock. In addition, to the extent that these provisions discourage an acquisition of our company or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of our common stock.

Our charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

        Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our charter or bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our charter described in the preceding sentence. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

        In addition to the risks set forth in this prospectus supplement and the accompanying prospectuses, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our current, quarterly and annual reports and other documents we file with the SEC, including in the Proxy Statement under "Risk Factors—Risk Factors Relating to Daseke's Business and Industry" (beginning on page 63 of the Proxy Statement) and in Item 2.01 of our Super 8-K (beginning on page 6 of our Super 8-K). You should carefully consider these risks before investing in our common stock. See "Where You Can Find More Information" below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectuses, and any documents incorporated by reference herein or therein, may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to our financial condition, results of operations, plans, objectives, future performance and business. Statements preceded by, followed by or that include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "believe," "plan," "should," "could," "would," "goals" or similar expressions are intended to identify some of the forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements may include statements about our goals; our business strategy; our financial strategy, liquidity and capital required for our business strategy and plans; our competition and government regulations; general economic conditions; and our future operating results.

        Forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. As such, forward-looking statements involve risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, general economic and business risks, driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to recognize the anticipated benefits of recent acquisitions, our ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, our ability to generate sufficient cash to service all of our indebtedness, restrictions in our existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health and safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. Other factors described herein or incorporated herein by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. In addition to "Risk Factors" in this prospectus supplement and the accompanying prospectuses, please read "Risk Factors—Risk Factors Relating to Daseke's Business and Industry" beginning on page 63 of the Proxy Statement and "Risk Factors" beginning on page 6 of our Super 8-K, each of which is incorporated by reference into this prospectus supplement.

        Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law. Accordingly, readers of this prospectus supplement are cautioned not to place undue reliance on the forward-looking statements.

        All forward-looking statements, expressed or implied, attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

 USE OF PROCEEDS

        We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $73.3 million of net proceeds from this offering, or $84.6 million if the underwriters exercise their option to purchase additional shares of common stock from us in full.

        We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment or refinancing or the financing of possible future acquisitions. Although we are in negotiations and discussions with respect to potential acquisitions that could require the use of proceeds from this offering, we do not currently have any binding commitments to consummate any acquisitions, and we may not complete any of these potential acquisitions.

        While we have identified the expected uses for the net proceeds from this offering, we have not fully determined the specific amounts we plan to spend on any of the particular uses listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

        We will not receive any proceeds from the sale of shares by the selling stockholder.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of September 30, 2017:

  ▪
  on an actual basis; and
  ▪
  on an as adjusted basis to give effect to the completion of this offering and our application of the estimated net proceeds from this offering in the manner described in "Use of Proceeds," assuming no exercise of the underwriters' option to purchase additional shares of common stock from us.

        This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited financial statements and related notes in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference in this prospectus supplement. See "Incorporation of Certain Documents by Reference" below.

	As of September 30, 2017
	Actual	As Adjusted
	(Unaudited in thousands, except number of shares and par value)
Cash and cash equivalents(1)	$112,510	$185,840

Long-term debt (net of current portion):
Revolving line of credit	$—	$—
Term loan facility(2)	348,462	348,462
Equipment term loans and capital leases(3)	87,208	87,208

	435,670	435,670
Less current portion	(26,514)	(26,514
Less unamortized debt issuance costs	(13,315)	(13,315)

Total long-term debt (net of current portion)	395,841	395,841
Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65,000	65,000	65,000
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 44,480,232 shares issued and outstanding and 51,900,232 shares issued and outstanding, as adjusted(4)	4	5
Additional paid-in-capital	222,102	295,431
Accumulated deficit	(30,221)	(30,221)
Accumulated other comprehensive income	1,032	1,032

Total stockholders' equity	257,917	331,247

Total capitalization	$653,758	$727,088

(1)
Based on the information currently available, we estimate, on a preliminary and unaudited basis, that as of December 31, 2017, our cash and cash equivalents were approximately $92 million, which estimate is inherently uncertain and subject to change as we complete our financial results for the year ended December 31, 2017.
(2)
On November 28, 2017, our term loan facility was amended to provide for a $150 million tack-on to the existing term loan facility and decrease the interest rate on the term loans from LIBOR plus 5.50 percent to LIBOR plus 5.00 percent. As of December 31, 2017, we had approximately $498 million of outstanding borrowings under our term loan facility, as so amended.
(3)
As of December 31, 2017, we had approximately $132 million of equipment debt and capital leases.
(4)
On December 1, 2017, we acquired TSH & Co., Roadmaster and Moore. In connection with such acquisitions, we issued a total of 4,232,056 shares of common stock as partial consideration to the sellers of such companies.

 DIVIDEND POLICY

        We have never declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends to holders of our common stock. We currently intend to retain future earnings, if any, for the development and growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, our term loan facility and revolving credit facility place restrictions on our ability to pay cash dividends to holders of our common stock.

 MARKET PRICE OF OUR COMMON STOCK

        Our common stock trades on Nasdaq under the symbol "DSKE." The following table sets forth, for the periods indicated, the high and low sales for our common stock, as reported on Nasdaq, since February 27, 2017. On February 27, 2017, a wholly owned subsidiary of Hennessy Capital merged with and into Daseke, Inc., with Daseke, Inc. surviving as a direct wholly owned subsidiary of Hennessy Capital (the "Business Combination"). Hennessy Capital was a special purpose acquisition company with no operations. Subsequent to the closing of the Business Combination, Daseke, Inc. changed its name to "Daseke Companies, Inc." and Hennessy Capital changed its name to "Daseke, Inc."

	Sale Price
	High	Low
2017
First Quarter (from February 27, 2017)	$10.88	$9.26
Second Quarter	$11.21	$8.76
Third Quarter	$13.55	$11.14
Fourth Quarter	$14.52	$11.29
2018
First Quarter (through February 14, 2018)	$14.49	$11.35

        The last sales price of our common stock on February 14, 2018 was $11.43 per share, as reported on Nasdaq. As of February 9, 2018, we had approximately 98 holders of record of our common stock. This number excludes owners for whom shares of our common stock may be held in "street" name.

SELLING STOCKHOLDER

        The table below sets forth the number of shares of our common stock that the selling stockholder beneficially owns and the number of shares that are being offered by the selling stockholder pursuant to this prospectus supplement. When we refer to the "selling stockholder" in this prospectus supplement, we mean the individual listed in the table below. For information regarding material relationships between the selling stockholder and us within the past three years, see "Certain Relationships and Related Party Transactions—Hennessy Capital Related Person Transactions" of the Proxy Statement (beginning on page 307 thereof) and the information contained in Item 1.01 under the headings "Indemnification Agreements" and "Registration Rights Agreement" in the Super 8-K, each of which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference" below.

        This table below was prepared based on information supplied to us by the selling stockholder and reflects holdings as of February 1, 2018.

			Assuming No Exercise of the Underwriters' Option to Purchase Additional Shares			Assuming Full Exercise of the Underwriters' Option to Purchase Additional Shares
				Shares of Common Stock Beneficially Owned After Completion of this Offering(1)			Shares of Common Stock Beneficially Owned After Completion of this Offering(1)
Shares of Common Stock Beneficially Owned Prior to this Offering(1)
			Shares of Common Stock Offered			Shares of Common Stock Offered
Name of Selling Stockholder	Number	Percent(2)		Number	Percent(3)		Number	Percent(3)
Kevin M. Charlton(4)	313,283	*	80,000	233,283	*	80,000	233,283	*

*
Less than 1%.
(1)
The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)
Percentage of beneficial ownership is based upon 48,479,279 shares of common stock outstanding as of February 1, 2018.
(3)
Percentage of beneficial ownership is based upon 55,899,279 shares of common stock outstanding immediately after this offering (57,024,279 shares if the underwriter's option to purchase additional shares of common stock from us is exercised in full).
(4)
Includes 99,459 shares of common stock issuable upon exercise of outstanding warrants. Mr. Charlton serves, and since February 27, 2017 has served, as a member of our board of directors. He also served as Hennessy Capital's President and Chief Operating Officer and as a member of the Hennessy Capital's board of directors from May 2015 until the consummation of the Business Combination on February 27, 2017.

 UNDERWRITING

        We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered pursuant to this prospectus supplement. Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint book-runners and as representatives of the several underwriters of this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder, and we and the selling stockholder have agreed to sell to such underwriters, the number of shares of common stock set forth opposite each underwriter's name below:

Underwriters	Number of Shares
Cowen and Company, LLC	2,587,500
Stifel, Nicolaus & Company, Incorporated	2,587,500
Craig-Hallum Capital Group LLC	1,237,500
Northland Securities, Inc.(1)	637,500
Seaport Global Securities LLC	300,000
The Buckingham Research Group Incorporated	150,000

Total	7,500,000

(1)
Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock included in this offering are subject to various conditions, including there being no material change in our business, our and the selling stockholder's delivery of customary closing documents to the underwriters, and approval of certain legal matters by counsel. The nature of the underwriters' obligations commits each underwriter to purchase and pay for all of the shares of common stock listed above next to such underwriter's name if any such shares are purchased, other than those covered by the option to purchase additional shares of common stock from us described below. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, up to a total of 1,125,000 additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Expenses

        The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at that price less a concession not in excess of $0.3657 per share of common stock to selected dealers, which may include the underwriters. After this offering, the public offering price, concessions and other selling terms may be changed by the underwriters.

        The following table summarizes the underwriting discounts and commissions that we and the selling stockholder will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock from us:

	Paid by Us
	No Exercise	Full Exercise
Per Share	$0.6095	$0.6095
Total	$4,522,490.00	$5,208,177.50

	Paid by the Selling Stockholder
	No Exercise	Full Exercise
Per Share	$0.6095	$0.6095
Total	$48,760.00	$48,760.00

        Pursuant to the terms of the underwriting agreement, we have agreed to reimburse the underwriters for certain expenses, including those relating to review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering and the qualification of shares offered in this offering under state securities laws, in an amount not to exceed $25,000. Total expenses related to this offering are estimated to be $800,000, all of which will be paid by us.

Indemnification of Underwriters

        We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") arising out of any material misstatements or omissions by us contained in this prospectus (except to the extent that any such liability arises out of material misstatements or omissions provided to us by the underwriters specifically for inclusion herein) and liabilities arising out of any breach by us of the underwriting agreement, or to contribute to payments the underwriters may be required to make because of any of those liabilities. Similarly, the selling stockholder has agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act and the Exchange Act arising out of any material misstatements or omissions by him contained in this prospectus and liabilities arising out of any breach by him of the underwriting agreement, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

No Sale of Similar Securities

        We have agreed that, for a period of 90 days from the date of this prospectus supplement (the "restricted period"), we will not, directly or indirectly, without the prior written consent of the representatives of the underwriters:

  ▪
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or
  ▪
  enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether any such transaction above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph will not apply to:

  ▪
  the shares of common stock being sold in this offering;
  ▪
  the issuance of options, restricted stock, restricted stock units or other equity-based awards to acquire shares of common stock granted pursuant to Daseke's benefit plans existing on the date of this prospectus supplement that are referred to in this prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein, as such plans may be amended;
  ▪
  the issuance of shares of common stock upon the exercise of any such options;
  ▪
  the issuance of any shares of common stock issued by Daseke upon the vesting or settlement of any restricted stock unit or performance share;
  ▪
  the issuance of any shares of common stock upon the conversion of securities outstanding on the date of this prospectus supplement and described in this prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein;
  ▪
  the issuance of any shares of common stock as payment of any accrued dividends on outstanding shares of our Series A Preferred Stock, as described in this prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein;
  ▪
  the issuance of up to 5.0 million shares of common stock pursuant to, and in accordance with, the earnout provision contained in the Merger Agreement (as described above under "Prospectus Supplement Summary—Recent Developments—Merger Agreement Earnout"); or
  ▪
  the entry into an agreement providing for the issuance of shares of common stock or any securities convertible into or exercisable for shares of common stock, and the issuance of any such securities pursuant to such an agreement, in connection with (i) the acquisition by Daseke or any of its subsidiaries of the securities, business, property or other assets of another person or entity, including pursuant to an employee benefit plan assumed by Daseke in connection with such acquisition, or (ii) joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement, provided that the aggregate number of shares issued or issuable pursuant to this bullet does not exceed ten percent (10%) of the outstanding shares of common stock as of the date of this prospectus supplement and prior to any such issuance, each recipient of any such securities shall have executed and delivered to the representatives an agreement substantially in the form of the lock-up agreement attached as an exhibit to the underwriting agreement.

        Our executive officers and directors and the selling stockholder have agreed that for the restricted period they will not, without the prior written consent of the representatives of the underwriters:

  ▪
  sell, offer to sell, contract or agree to sell (including any short sale), hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock (other than shares of common stock that were purchased by them on the open market following the date of this prospectus supplement) (such shares, collectively, the "Lock-up Shares");

  ▪
  enter into a transaction which would have the same effect as the bullet above;
  ▪
  enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise; or
  ▪
  publicly announce any intention to effect any of the foregoing transactions.

        In addition, such persons have agreed that, during the restricted period, without the prior written consent of the representatives (which consent may be withheld in their sole discretion), such persons will not request, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock, including pursuant to any agreement, understanding or otherwise to which any such person is a party.

        Notwithstanding the foregoing, such executive officers, directors and selling stockholder may sell or otherwise transfer Lock-up Shares during their lifetime or on death (or, if such person is not a natural person, during its existence):

  ▪
  if not a natural person, to its direct or indirect equity holders or to any of its other affiliates;
  ▪
  to their immediate family members (including spouses, significant others, lineal descendants, brothers and sisters);
  ▪
  to a family trust, foundation or partnership established for the exclusive benefit of such person, its equity holders or any of their respective immediate family members;
  ▪
  to a charitable foundation controlled by such person, its equityholders or any of their respective immediate family members; or
  ▪
  by will or intestacy to such person's immediate family or to a trust, the beneficiaries of which are exclusively such person and a member or members of such person's immediate family or a charitable foundation controlled by any such persons.

        Except for transfers related to shares of common stock acquired in the open market on or after the date of this prospectus supplement, any transferee under the excepted transfers above must agree in writing, prior to the transfer, to be bound by the lock-up agreements for the remainder of the restricted period.

        Additionally, such persons may establish any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act, provided that no sales are made thereunder during the restricted period and subject to certain other limitations. The foregoing restrictions will not apply to shares of common stock sold by the selling stockholder in this offering pursuant to the underwriting agreement.

        The underwriters may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriters will consider, among other factors, our or the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

The NASDAQ Capital Market Listing

        Our common stock is listed on Nasdaq under the symbol "DSKE."

Passive Market-Making

        In connection with this offering, the underwriters may engage in passive market-making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security and conform with other regulatory and exchange rules. If all independent bids are lowered below the passive market-maker's bid, that bid must be lowered when specified purchase limits are exceeded. Passive market making may cause the market price of our common stock to be higher than the market price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Short Sales, Stabilizing Transactions and Penalty Bids

        Until this offering is completed, the SEC's rules may limit the ability of the underwriters to bid for and purchase shares of our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the market price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the SEC's rules.

        Short sales.    Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are short sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares of common stock from us. Naked short sales are any short sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the market price of our common stock may be higher than the price that might otherwise exist in the open market.

        Stabilizing transactions.    The underwriters may make bids for, or purchases of shares of, our common stock for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

        Penalty bids.    If the underwriters purchase shares of our common stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the market price of our common stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the market price of the shares if it discourages resales of the shares.

        The transactions above may occur on Nasdaq or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the market price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Electronic Distribution

        A prospectus in electronic format may be made available on internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Offering Restrictions

        The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Foreign Selling Restrictions

        Canada.    The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        United Kingdom.    Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom's Financial Services and Markets Act 2000, as amended (the "FSMA")) in connection with the offer of the shares of common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

        All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to our shares in, from or otherwise involving the United Kingdom.

        The communication of this prospectus supplement and any other document or materials relating to the issue of the shares of common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order")), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). In the United Kingdom, the shares of common stock offered hereby are only available to, and any investment or investment activity to which this prospectus supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

        Switzerland.    The common stock will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

        European Economic Area.    In relation to each Member State of the European Economic Area (the "EEA") which has implemented the European Prospectus Directive (as defined below) (each, a "Relevant Member State"), with effect from and including the date at which the European Prospectus Directive is implemented in that Relevant Member State.an offer of our shares may not be made to the public in a Relevant Member State other than:

  ▪
  to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;
  ▪
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;
  ▪
  in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive.

        For the purposes of this description, the expression an "offer to the public" in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state.

        This prospectus supplement is not a prospectus for the purposes of the European Prospectus Directive. This prospectus supplement has been prepared on the basis that any offer of the shares of common stock in any Relevant Member State will be made pursuant to an exemption under the European Prospectus Directive from the requirement to publish a prospectus for offers of the shares of common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of the shares of common stock which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the European Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of the shares of common stock in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer. The expression "European Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

 LEGAL MATTERS

        The validity of the shares of our common stock being offered by this prospectus supplement and the accompanying prospectuses will be passed upon for us by Vinson and Elkins L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the selling stockholder by Ellenoff Grossman & Schole LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of Daseke, Inc. (renamed Daseke Companies, Inc. on February 27, 2017) and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included in the Current Report on Form 8-K/A of Daseke, Inc. filed March 16, 2017 and amended on May 4, 2017, which is incorporated by reference herein, have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Hennessy Capital Acquisition Corp. II, which are comprised of the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2016, and for the period from April 29, 2015 (inception) to December 31, 2015, included in Hennessy Capital Acquisition Corp. II's Annual Report on Form 10-K for the year ended December 31, 2016 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of WithumSmith+Brown, PC as experts in accounting and auditing.

        The consolidated financial statements of Schilli Transportation Services, Inc. and affiliates as of December 31, 2016 and January 2, 2016 and for the years ended December 31, 2016 and January 2, 2016, included in the Current Report on Form 8-K/A of Daseke, Inc. filed July 17, 2017, which is incorporated by reference herein, have been so incorporated by reference in reliance on the report of Somerset CPAs, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Lyons Capital, LLC as of December 31, 2016 and 2015 and for the years then ended incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of Moore Freight Service, Inc. and affiliates as of and for the year ended December 31, 2016, included in the Current Report on Form 8-K/A of Daseke, Inc. filed February 12, 2018, which is incorporated by reference herein, have been so incorporated by reference in reliance on the report of Boring & Goins, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus supplement:

  ▪
  the Proxy Statement filed by Hennessy Capital with the SEC on February 6, 2017, referred to herein as the "Proxy Statement";
  ▪
  our Proxy Statement filed with the SEC on November 22, 2017;
  ▪
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;
  ▪
  our Current Reports on Form 8-K filed with the SEC on February 27, 2017, March 3, 2017 (two reports, and as amended by the Current Reports on Form 8-K/A filed on March 16, 2017 and May 4, 2017, referred to collectively herein as the "Super 8-K"), May 5, 2017 (as amended by the Current Report on Form 8-K/A filed on July 17, 2017), August 22, 2017, September 19, 2017, September 22, 2017, December 4, 2017, December 7, 2017 (as amended by the Current Reports on Form 8-K/A filed on December 11, 2017 and February 12, 2018), December 15, 2017 and January 12, 2018 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);
  ▪
  Hennessy Capital's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017;
  ▪
  the Current Report on Form 8-K filed by Hennessy Capital with the SEC on January 30, 2017; and
  ▪
  the description of our common stock contained in our Form 8-A, filed by Hennessy Capital with the SEC on July 21, 2015.

        These reports contain important information about us, our financial condition and our results of operations.

        We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        You can obtain a copy of any documents that are incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at:

Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001
(972) 248-0412
Attention: Corporate Secretary

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

        We also make available free of charge on our Internet website at http://investor.daseke.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into and does not otherwise form a part of this prospectus supplement.

PROSPECTUS

DASEKE, INC.

$300,000,000

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Rights
Units

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus (the "Securities") in one or more offerings up to an aggregate initial offering price of $300,000,000 in amounts, at prices and on terms that will be determined at the time of any such offering.

        This prospectus describes only the general terms of these securities and the general manner in which the Securities may be offered and sold. If necessary, the specific terms of these securities and the manner in which the Securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in any of our Securities.

        We may offer, sell or distribute Securities publicly or through private transactions at prevailing market prices or at prices different from prevailing market prices. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If we use underwriters, dealers or agents to sell Securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those Securities and the net proceeds we expect to receive from the sale of those Securities will also be set forth in a prospectus supplement. The prospectus supplement will contain more specific information about the offering and the Securities being offered. This prospectus may not be used to carry out sales of Securities unless accompanied by a prospectus supplement.

        Our common stock, par value $0.0001 per share ("Common Stock"), and warrants that were originally sold as part of units in our initial public offering (the "Public Warrants") are listed on The NASDAQ Capital Market ("Nasdaq") under the symbols "DSKE" and "DSKEW," respectively. There is no established trading market for our 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"). We have not yet determined whether any of the other Securities we are registering hereby will be listed on any exchange, interdealer quotation system or over-the-counter system. If we decide to seek a listing for any of our other Securities, we will disclose that in a prospectus supplement. On August 28, 2017, the closing prices of our Common Stock and Public Warrants on Nasdaq were $12.33 and $1.40, respectively.

        INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2017.

        You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC using a shelf registration process on Form S-3. Under this shelf registration, we may offer and sell, from time to time in one or more offerings, any combination of the Securities described in this prospectus having an aggregate initial offering price of up to $300,000,000. This prospectus provides you with a general description of the Securities we may offer. Each time we sell any of these Securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus, any prospectus supplement and any free writing prospectus, together with the documents incorporated by reference in this prospectus and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" before you invest.

ii

OUR COMPANY

        This overview highlights certain information contained elsewhere in this prospectus or in documents incorporated by reference herein and does not contain all of the information that you should consider in your evaluation of an investment in our securities. You should read carefully the entire prospectus, including the information set forth under the heading "Risk Factors," the documents incorporated by reference in this prospectus, the accompanying prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Background

        We were originally incorporated in April 2015 as a special purpose acquisition company, or SPAC, under the name Hennessy Capital Acquisition Corp. II ("Hennessy Capital") for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses. Until the consummation of the Business Combination (defined and described below), Hennessy Capital's common stock, units and warrants were traded on Nasdaq under the symbols "HCAC," "HCACU" and "HCACW," respectively.

        On February 27, 2017, Hennessy Capital consummated the merger of its wholly owned subsidiary with and into Daseke, Inc., with Daseke, Inc. surviving as a direct wholly owned subsidiary of Hennessy Capital (the "Business Combination"), in accordance with the Agreement and Plan of Merger, dated December 22, 2016 (the "Merger Agreement"), by and among Hennessy Capital, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative (as defined therein). Subsequent to the closing of the Business Combination, on February 27, 2017, Daseke, Inc. changed its name to "Daseke Companies, Inc." and Hennessy Capital changed its name to "Daseke, Inc." In connection with the closing of the Business Combination, our Common Stock and Public Warrant trading symbols on Nasdaq were changed to "DSKE" and "DSKEW," respectively, and Hennessy Capital's units separated into their component parts of one share of Common Stock and one Public Warrant and such units ceased trading on Nasdaq.

        In this prospectus, unless the context requires otherwise, references to (i) "Private Daseke" are to Daseke, Inc. prior to the consummation of the Business Combination, (ii) "Hennessy Capital" are to the registrant prior to the consummation of the Business Combination, and (iii) "Daseke," the "Company," "we," "us" and "our" refer to Daseke, Inc. and its subsidiaries at and after the consummation of the Business Combination.

Presentation of Financial and Operating Data

        The Business Combination is being accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 805, Business Combinations. The Business Combination is being accounted for as a reverse merger in accordance with generally accepted accounting principles in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on Private Daseke comprising the ongoing operations of the combined company, Private Daseke's senior management comprising the senior management of the combined company, and Private Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Private Daseke is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Private Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Private Daseke). Therefore, unless otherwise stated, the financial information and operating data as of dates and for periods prior to the consummation of the Business Combination

1

that are presented or incorporated by reference in this prospectus are that of Private Daseke and its consolidated subsidiaries.

Our Business

        We are a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, Private Daseke was one of the fastest-growing companies in 2015,(1) and we believe we are the largest owner of open deck equipment(2) and the second largest provider of open deck transportation and logistics solutions by revenue in North America.(3) In 2016, Private Daseke generated revenue of approximately $652 million, compared to $30 million in 2009 (Private Daseke's first full year of operations), reflecting a compound annual growth rate of approximately 55%.

        We deliver a comprehensive and diverse offering of flatbed and specialized transportation and logistics solutions to approximately 3,700 customers across the continental United States, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, step deck and removable gooseneck trailer solutions. The Flatbed Solutions segment and Specialized Solutions segment generated approximately 47% and 53%, respectively, of revenue in 2016.

        Both of our reportable segments operate highly flexible business models comprised of company-owned tractors and asset-light operations (which consist of owner-operator transportation and freight brokerage). Our asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations. Alternatively, our asset-light operations offer flexibility and scalability to meet customers' dynamic needs and have lower capital expenditure requirements and fixed costs. Approximately 66% of 2016 freight and brokerage revenue was derived from company-owned equipment, and approximately 34% of 2016 freight and brokerage revenue was derived from asset-light services.

Corporate Information

        Our principal executive office is located at 15455 Dallas Parkway, Suite 440 Addison, Texas 75001, and our telephone number at that location is (972) 248-0412. Our website for investors is at http://investor.daseke.com. The information on or accessible through our website is not incorporated by reference into or otherwise made part of this prospectus.

(1)
Journal of Commerce, April 2016.

(2)
CCJ Top 250, September 2016.

(3)
Top 100 For-Hire Carriers," 2016 Transport Topics.

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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any accompanying prospectus supplement may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries. Statements preceded by, followed by or that include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "believe," "plan," "should," "could," "would," "goals" or similar expressions are intended to identify some of the forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to, among other things:

  •
  our industry is affected by general economic and business risks that are largely beyond our control;

  •
  our industry is highly competitive and fragmented, and our business and results of operations may suffer if we are unable to adequately address downward pricing and other competitive pressures;

  •
  driver shortages and increases in driver compensation or owner-operator contracted rates could adversely affect our profitability and ability to maintain or grow our business;

  •
  the loss of senior management or key operating personnel could adversely affect operations;

  •
  a key component of our strategy includes selectively pursuing strategic and complementary acquisitions; however, we may not be able to execute future acquisitions successfully;

  •
  seasonality and the impact of weather and other catastrophic events adversely affect our operations and profitability;

  •
  we may be adversely affected by fluctuations in the price or availability of diesel fuel;

  •
  increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment could adversely affect our results of operations and cash flows;

  •
  we may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful;

  •
  restrictions in our existing and future debt agreements could limit our growth and our ability to engage in certain activities;

  •
  our leverage and debt service obligations may adversely affect our financial condition, results of operations, business prospects and ability to make payments on our debt obligations;

  •
  we may incur substantial additional indebtedness, which could increase the risks we face;

  •
  we have significant ongoing capital expenditure requirements and if we are unable to obtain such capital on favorable terms or at all, we may not be able to execute on our business plans and our business, financial condition, results of operations, cash flows and prospects may be adversely affected;

  •
  increases in interest rates could adversely affect our business;

  •
  we operate in a highly regulated industry, and changes in existing laws or regulations, or liability under existing or future laws or regulations, could have a material adverse effect on our results of operations and profitability;

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  •
  we are subject to environmental and worker health and safety laws and regulations that may expose us to significant costs and liabilities and have a material adverse effect on our results of operations, competitive position and financial condition;

  •
  we are subject to the risks of litigation and governmental proceedings, which could adversely affect our business;

  •
  insurance and claims expenses could significantly reduce our profitability;

  •
  we derive a material portion of our revenue from our major customers, the loss of one or more of which could have a material adverse effect on our business;

  •
  difficulty in obtaining goods and services from our vendors and suppliers could adversely affect our business;

  •
  we are subject to certain risks arising from doing business in Canada and Mexico;

  •
  our contractual agreements with our owner-operators expose us to risks that we do not face with our company drivers;

  •
  if our owner-operators are deemed by regulators or judicial process to be employees, our business and results of operations could be adversely affected; and

  •
  requirements of being a public company, including compliance with the reporting requirements of the Exchange Act of 1934, as amended (the "Exchange Act") and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management.

        Other factors described herein or incorporated by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors—Risk Factors Relating to Daseke's Business and Industry" beginning on page 63 of Hennessy Capital's definitive proxy statement dated February 6, 2017 (the "Proxy Statement") and page 3 of our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017 and amended on May 4, 2017, each of which is incorporated into this prospectus by reference. These forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

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RISK FACTORS

        An investment in the Securities involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to purchase the Securities. In particular, you should carefully consider the risk factors described in the Proxy Statement, including those under "Risk Factors—Risk Factors Relating to Daseke's Business and Industry," the risk factors included in Item 2.01 of our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017 and amended on May 4, 2017, risk factors included in other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and risk factors that may be included in any applicable prospectus supplement, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in any such reports or documents and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

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 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the Securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment or refinancing or the financing of possible future acquisitions. Any specific allocation of the net proceeds of an offering of Securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

        Prior to February 27, 2017, Hennessy Capital was a special purpose acquisition company with no fixed charges and with losses from inception. As such, a calculation of Hennessy Capital's historical ratios of earnings to fixed charges and combined fixed charges and preference dividends to earnings is not meaningful. Further, because no shares of Series A Preferred Stock were outstanding prior to February 27, 2017 and because, prior to February 27, 2017, Private Daseke had outstanding preferred stock with terms that were different from our Series A Preferred Stock, a calculation of Private Daseke's historical ratio of combined fixed charges and preference dividends to earnings would also not be meaningful.

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 DESCRIPTION OF CAPITAL STOCK

        This section summarizes the general terms of our Common Stock, our existing preferred stock and the preferred stock that we may offer using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to our Second Amended and Restated Certificate of Incorporation (our "certificate of incorporation") and our bylaws. Our certificate of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" for information on how to obtain copies of our certificate of incorporation and bylaws.

Authorized and Outstanding Stock

        Our certificate of incorporation authorizes the issuance of 260 million shares of capital stock, consisting of 250 million shares of Common Stock, $0.0001 par value per share, and 10 million shares of preferred stock, $0.0001 par value, 650,000 of which have been designated as 7.625% Series A Convertible Preferred Stock ("Series A Preferred Stock") and the remaining 9.35 million of which are undesignated. The outstanding shares of our Series A Preferred Stock and Common Stock are, and the shares of Common Stock issuable upon exercise of the outstanding warrants and upon conversion of the outstanding Series A Preferred Stock will be upon issuance, duly authorized, validly issued, fully paid and non-assessable.

        As of August 28, 2017, there were 38,716,382 shares of Common Stock outstanding, excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of outstanding warrants and stock options. An additional (a) 8,550,561 shares of Common Stock are issuable upon conversion of all of the outstanding Series A Preferred Stock, 5,652,171 shares of which may be issued upon conversion, assuming a conversion price of $11.50 per share, and 2,898,390 shares of which may be issued over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock, assuming a constant market price of our Common Stock of $9.00 per share), (b) 17,520,332 shares of Common Stock are issuable upon the exercise of all outstanding warrants and (c) up to 15,000,000 shares of Common Stock are issuable upon the achievement of specified share price thresholds and annualized Adjusted EBITDA targets for the fiscal years ending December 31, 2017, 2018 and 2019 pursuant to the earn-out provision in the Merger Agreement. Under our equity incentive plan, we are authorized to issue up to 4,500,000 shares of Common Stock. As of August 28, 2017, there are 1,455,500 shares of Common Stock issuable upon exercise of outstanding stock options, none of which are vested as of such date.

        As of August 28, 2017, there were 650,000 shares of Series A Preferred Stock outstanding.

Common Stock

        Our certificate of incorporation provides that all shares of Common Stock will have identical rights, powers, preferences and privileges.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designations for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

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Dividends

        Holders of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        The holders of Common Stock have no preemptive or other subscription rights.

Election of Directors

        Our board of directors is divided into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Transfer Agent

        The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

        Our Common Stock is listed on Nasdaq under the trading symbol "DSKE."

Preferred Stock

        Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to provide for the issuance of shares of the preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

Preferred Stock We May Issue Under this Prospectus

        The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

  •
  the series, the number of shares offered and the liquidation value of the preferred stock;

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  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  •
  the liquidation preference of the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible into or exchangeable for shares of our Common Stock, another series of preferred stock or debt securities, and the terms of any such conversion; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

        The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designations relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designations as an exhibit or incorporate it by reference.

        Our board of directors can, without stockholder approval, issue one or more series of preferred stock. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to determine the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. Under certain circumstances, preferred stock could restrict dividend payments to holders of our Common Stock.

        Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our Common Stock. For example, any preferred stock issued may rank prior to our Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. As a result, the issuance of shares of preferred stock may discourage bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock or any existing preferred stock.

        The preferred stock will, when issued, be fully paid and non-assessable.

Series A Preferred Stock

        Our certificate of incorporation authorizes the issuance of 10 million shares of preferred stock, $0.0001 par value, and, on February 27, 2017, we designated, authorized and issued 650,000 shares of Series A Preferred Stock."

        Under the Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc. (the "Certificate of Designations"), each share of Series A Preferred Stock will be convertible, at the holder's option at any time, initially into approximately 8.6957 shares of our Common Stock (assuming a conversion price of approximately $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. If any

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holder elects to convert its Series A Preferred Stock after the seven-year anniversary of the issue date, if the then-current Conversion Price (as defined in the Certificate of Designations) exceeds the Weighted Average Price (as defined in the Certificate of Designations) for the Common Stock during any ten consecutive Trading Days (as defined in the Certificate of Designations), at its option by delivery of a Notice of Conversion in accordance with Section 8(b) of the Certificate of Designations no later than five business days following such tenth consecutive Trading Day, to convert any or all of such holder's shares of Series A Preferred Stock into, at our sole discretion, either Common Stock, cash or a combination of Common Stock and cash; provided, that the Company shall provide such converting holder notice of its election within two Trading Days of receipt of the Notice of Conversion; provided further, that in the event the Company elects to issue Common Stock for all or a portion of such conversion, the "Conversion Rate" for such conversion (subject to the limitations set forth in Section 11 of the Certificate of Designations) shall mean the quotient of the Liquidation Preference (as defined in the Certificate of Designations) divided by the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days commencing on the Trading Day immediately following the Trading Day on which the Company provided such notice. If the Company does not elect a settlement method prior to the deadline set forth in the Certificate of Designations, the Company shall be deemed to have elected to settle the conversion entirely in Common Stock. Based on the assumed conversion price of $11.50 per share, a total of 5,652,171 shares of Series A Preferred Stock would be issuable upon conversion of all of the currently outstanding shares of Series A Preferred Stock.

        On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days. If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), each outstanding share of Series A Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into our Common Stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Preferred Stock following such fundamental change (as set forth in the Certificate of Designations) and (B) the quotient of (x) $100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 66 2/3% of the closing sale price of the Common Stock on the issue date plus (ii) the number of shares of Common Stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of Common Stock.

        The Series A Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our Common Stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common

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Stock then outstanding (referred to in this prospectus as the Beneficial Ownership Limitation) or (ii) the Series A Preferred Stock being converted into more than 19.99% of the shares of Common Stock outstanding on the initial issue date of the Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) without, in the latter instance, stockholder approval of such issuance.

        The Series A Preferred Stock also contains terms prohibiting the payment of cash dividends on the Common Stock and the repurchase or redemption of the Common Stock unless at the time of such payment, repurchase or redemption (i) all accumulated dividends on the Series A Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

        Dividends on the Series A Preferred Stock are cumulative at the Dividend Rate. The "Dividend Rate" is the rate per annum of 7.625% per share of Series A Preferred Stock on the liquidation preference (which is $100.00 per share). Dividends on the Series A Preferred Stock will accrue for all fiscal periods during which the Series A Preferred Stock is outstanding, regardless of whether we have earnings in such period, whether there are funds legally available for the payment of such dividends and whether or not the dividends are authorized or declared. Dividends for any period less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Dividends are payable quarterly in arrears in cash or, at our election and subject to the receipt of the necessary shareholder approval (to the extent necessary), in shares of Common Stock. The "Dividend Payment Dates" are March 15, June 15, September 15 and December 15 of each year, beginning on the first of such dates after the date of first issuance of the Series A Preferred Stock. The "Dividend Record Dates" with respect to any Dividend Payment Date are February 15, May 15, August 15 or November 15, as applicable, immediately preceding the Dividend Payment Date. No dividend will be declared or paid upon, or any amount set apart for the payment of dividends upon, any outstanding shares of Series A Preferred Stock for any dividend period unless all dividends for all preceding periods have been declared and paid, or declared and a sufficient amount has been set apart for the payment of such dividends on all outstanding shares of Series A Preferred Stock.

        In general, no dividends may be declared, made or set apart for payment upon any Parity Stock or Junior Stock, unless all accumulated and unpaid dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash. "Parity Stock" means any class of our capital stock or series of preferred stock established after the first issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights, and/or rights upon our liquidation and/or voting rights. "Junior Stock" means our Common Stock and any class of capital stock or series of preferred stock established after the first issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series will rank junior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation.

        If we elect to make a dividend payment, or any portion thereof, in shares of Common Stock, the number of shares deliverable will be (i) the cash amount of the dividend payment that would apply if no payment were to be made in Common Stock divided by (ii) the product of (x) the weighted average price of the Common Stock for each of the 10 consecutive trading days ending on the second trading day immediately preceding the applicable Dividend Payment Date (as equitably adjusted by our board of directors for stock splits, combinations or similar transactions) multiplied by (y) 0.95%; provided that at least two trading days prior to the beginning of the averaging period described above, we will provide written notice of such election to the holders of Series A Preferred Stock.

        We will make dividend payments in cash, except to the extent we elect to make all or any portion of such payment in shares of Common Stock or any combination thereof. We are obligated to give the

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holders of Series A Preferred Stock notice of any such election and the portion of the payment that will be made in cash and the portion that will be made in Common Stock no later than 12 trading days prior to the Dividend Payment Date for such dividend.

        Except as required by Delaware law, holders of the Series A Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to our certificate of incorporation, and certain significant holders of Series A Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Preferred Stock, as set forth in the Certificate of Designations.

        The Series A Preferred Stock is not listed on any securities exchange.

Certain Provisions of Our Certificate of Incorporation and Bylaws

        Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

  •
  subject to the rights of holders of any series of preferred stock to elect directors as set forth in our certificate of incorporation, our board of directors fixes the size of the board of directors, may create new directorships and may appoint new directors to serve until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified;

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  our board of directors is classified, consisting of three classes as nearly equal in size as practicable, and each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class. Additionally, members of our board of directors may be removed only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class;

  •
  our board of directors may issue preferred stock without any vote or further action by the stockholders;

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  subject to the rights of holders of any series of preferred stock and to the requirements of applicable law, as set forth in our certificate of incorporation and bylaws, special meetings of stockholders may be called only by the chairman of our board of directors, our Chief Executive Officer or our board of directors, and not by our stockholders;

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  our board of directors may adopt, amend, alter or repeal our bylaws without a vote of the stockholders;

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  all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

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  we have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting.

        These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection give

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us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Certain Anti-Takeover Provisions of Delaware Law

        We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

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  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

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  an affiliate of an interested stockholder; or

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  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

        A "business combination" includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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  our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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DESCRIPTION OF DEBT SECURITIES

        The debt securities covered by this prospectus will be our general senior unsecured obligations. We will issue the debt securities under an indenture to be entered into between us and a trustee to be determined (the "trustee"), which we refer to herein as the "indenture." We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete. For a complete description, we encourage you to read the indenture. A form of the indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to "we," "us," "our" or "Daseke" are references to Daseke, Inc. only.

Ranking

        The debt securities will constitute senior debt and will rank equally with all of our other unsubordinated debt. The indenture does not limit the amount of debt securities that can be issued under the indenture or the amount of additional indebtedness we or any of our subsidiaries may incur. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The trustee will authenticate and deliver debt securities executed and delivered to it by us as set forth in the indenture.

        We are organized as a holding company that owns subsidiary companies. Our subsidiary companies conduct substantially all of our business. The holding company structure results in two principal risks:

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  Our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the debt securities.

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  In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of the debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Terms

        The prospectus supplement relating to any series of debt securities we are offering will include specific terms relating to that offering. These terms will include some or all of the following:

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  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which the principal of the debt securities will be payable;

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  any interest rate, or the method of determining the interest rate, on the debt securities, the date from which interest will accrue, interest payment dates and record dates;

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  any right to defer interest payments by extending the interest payment periods and the duration of the extension;

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  •
  if other than as set forth in this prospectus, the place or places where payments on the debt securities will be payable;

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  any optional redemption provisions;

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  any sinking fund or analogous provisions that would obligate us to redeem or purchase the debt securities;

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  any provisions for the remarketing of the debt securities;

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  any changes or additions to the events of default or covenants;

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  whether we will issue the debt securities in individual certificates to each holder of debt securities in registered or bearer form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders of debt securities;

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  the denominations in which we will issue the debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

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  the terms of any right to convert debt securities into shares of our Common Stock or other securities or property;

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  whether payments on the debt securities will be payable in foreign currency or currency units (including composite currencies) or another form;

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  any provisions that would determine the amount of principal, premium, if any, or interest, if any, on the debt securities by references to an index or pursuant to a formula;

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  the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

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  any limit on our right to pay dividends on, make distributions with respect to, redeem, purchase or acquire any of our capital stock or comparable equity interest; and

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  any other terms of the debt securities not inconsistent with the indenture.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material U.S. federal income tax consequences applicable to those debt securities.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale

        We will agree in the indenture that we will consolidate with or merge into any entity or sell, lease or convey all or substantially all of our assets to any entity only if:

  •
  we are the continuing corporation, or

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  we are not the continuing corporation, but the successor corporation is a corporation organized and existing under the laws of the United States or a State thereof and expressly assumes all of our obligations under the indenture and the debt securities, and

  •
  in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the indenture.

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Events of Default

        Unless we inform you otherwise in the prospectus supplement, the following are events of default under the indenture with respect to a series of debt securities issued under the indenture:

  •
  our failure to pay interest on any debt security of that series for 30 days;

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  our failure to pay principal of or any premium on any debt security of that series when due;

  •
  default in the deposit of any sinking fund payment for any debt security of that series when due;

  •
  our failure to perform any of our other covenants or breach of any of our other warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days (or in the case of certain reporting obligations, 180 days) after written notice is given or received as provided in the indenture;

  •
  certain bankruptcy, insolvency or reorganization events involving us; and

  •
  any other event of default we may provide for that series.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal amount of and accrued interest on all the debt securities of that series to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued interest on all the debt securities issued under the indenture will become immediately due and payable without any action on the part of the trustee or any holder of debt securities.

        After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

  •
  we have paid or deposited with the trustee a sum sufficient to pay:

  •
  all overdue interest on all debt securities of that series;

  •
  the principal and premium, if any, on all debt securities of that series due otherwise than by the declaration of acceleration and any interest on such amounts;

  •
  any interest upon overdue interest, to the extent legally permitted; and

  •
  all amounts due to the trustee under the indenture, and

  •
  all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived in accordance with the terms of the indenture.

        In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to this provision for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; or

  •
  exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

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        The indenture will require us to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

        We may modify or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including to:

  •
  evidence the assumption of our obligations under the indenture and the debt securities by a successor;

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  add further covenants for the benefit of the holders of all or any series of debt securities;

  •
  cure any ambiguity, correct or supplement any defect or inconsistency in the indenture, or make any other provision that is not inconsistent with the indenture and does not adversely affect the interests of the holders of debt securities of any series in any material respect;

  •
  establish the form or terms of debt securities of any series; or

  •
  evidence the acceptance of appointment by a successor trustee.

        We may modify or amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

  •
  change the stated maturity of the principal of, or any installment of interest on, any debt security;

  •
  reduce the principal amount of, the rate of interest on, or the premium payable on, any debt security;

  •
  reduce the amount of principal of discounted debt securities payable upon acceleration of maturity due to an event of default;

  •
  change the place of payment or the currency in which any debt security is payable;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security; or

  •
  reduce quorum or voting rights.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive past defaults by us under the indenture with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Discharge

        We will be discharged from all obligations relating to any series of debt securities, except for certain surviving obligations to register the transfer or exchange of the debt securities and any right by the holders of debt securities to receive additional amounts under the indenture if:

  •
  all debt securities of that series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation, or

  •
  all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the trustee, in trust,

17

    sufficient money to pay the entire indebtedness of all the debt securities of that series on the dates the payments are due in accordance with the terms of the debt securities.

        To exercise the right of deposit described above, we must pay all other sums payable under the indenture, and deliver to the trustee an opinion of counsel and an officers' certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

Form, Exchange, Registration and Transfer

        Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Debt securities will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms in such authorized denominations as may be requested. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any transfer or exchange of the debt securities. We may, however, require payment of any tax or other governmental charge payable for the registration of the transfer or exchange.

        We will appoint the trustee as security registrar for the debt securities. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional offices or agencies for transfers and exchanges of any series of debt securities.

        We will not be required to:

  •
  issue, register the transfer of or exchange debt securities of a series during a period beginning 15 days prior to the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on the day of mailing of the relevant notice, or

  •
  register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Payment and Paying Agents

        Unless we inform you otherwise in the prospectus supplement, principal and interest will be payable, and the debt securities will be transferable and exchangeable, at the office or offices of the trustee or any paying agent we designate. At our option, we will pay interest on the debt securities by check mailed to the holder's registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the persons in whose name the debt securities are registered at the close of business on the record date for each interest payment date.

        In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of debt securities entitled to the money must look to us for payment.

18

Book-Entry and Settlement

        We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

  •
  any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated debt securities of the same series with the same total principal amount and the same terms;

  •
  the manner in which we will pay principal of and any premium and interest on a global debt security; and

  •
  the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Governing Law

        New York law will govern the indenture and the debt securities.

The Trustee

        We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

        If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

        The indenture will contain certain limitations on the right of the trustee in the event that it becomes our creditor to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.

19

DESCRIPTION OF DEPOSITARY SHARES

General

        We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represents a fraction of a share of a particular series of preferred stock. The applicable prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank depositary. The phrase "bank depositary" means a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        We have summarized some common provisions of a depositary agreement and the related depositary receipts. This section is only a summary and does not purport to be complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC and will be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part on or before each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

        If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder's depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

20

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

        Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

        The bank depositary will forward to holders of depositary shares all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

        Neither we nor the bank depositary will be liable if we are prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. Our obligations and the obligations of the bank depositary under the depositary agreement will be limited to performance in good faith of our and their respective duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

        The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

21

 DESCRIPTION OF WARRANTS

General Description of Warrants

        We may issue warrants for the purchase of our debt securities, preferred stock or Common Stock. Warrants may be issued independently or together with other securities and may be attached to, or separate from, any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This section is only a summary and does not purport to be complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series. A copy of the applicable warrant agreement will be filed with the SEC in connection with any offering of warrants and will be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part on or before each time we issue warrants, and you should read that document for provisions that may be important to you.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those debt warrants, including the following:

  •
  the title of the debt warrants;

  •
  the offering price for the debt warrants, if any;

  •
  the aggregate number of the debt warrants;

  •
  the designation and terms of the debt securities, including any conversion rights, that may be purchased upon exercise of the debt warrants;

  •
  if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

  •
  if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

  •
  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise;

  •
  the dates on which the right to exercise the debt warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

  •
  whether the debt warrants represented by the debt warrant certificates or the debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  anti-dilution provisions of the debt warrants, if any;

  •
  redemption or call provisions, if any, applicable to the debt warrants;

22

  •
  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

  •
  any other information we think is important about the debt warrants.

Stock Warrants

        The prospectus supplement relating to a particular issue of warrants to purchase Common Stock or preferred stock will describe the terms of the Common Stock warrants and preferred stock warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the Common Stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of Common Stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  anti-dilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

Exercise of Warrants

        Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or the shares of our preferred stock or Common Stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

        Until a holder of warrants exercises its warrants to purchase our debt securities, preferred stock or Common Stock, such holder will not have any rights as a holder of our debt securities, preferred stock or Common Stock, as the case may be, by virtue of such holder's ownership of warrants.

23

Outstanding Warrants

        As of August 28, 2017, there are 35,040,664 warrants outstanding, consisting of 19,959,908 Public Warrants originally sold as part of units in our initial public offering, which closed in 2015 (the "IPO"), and 15,080,756 warrants that were originally issued to Hennessy Capital Partners II LLC in a private placement that closed concurrently with the consummation of the IPO (the "Private Placement Warrants" and, together with the Public Warrants, the "Warrants"). Each Warrant is exercisable at an exercise price of $5.75 per one-half of one share ($11.50 per whole share). The Warrants may be exercised only for a whole number of shares of our Common Stock, in accordance with the terms of the warrant agreement dated July 22, 2015 between Continental Stock Transfer & Trust Company, as warrant agent, and Hennessy Capital. No fractional shares will be issued upon exercise of the Warrants. The Public Warrants are listed on Nasdaq under the symbol "DSKEW."

        The Private Placement Warrants are identical to the Public Warrants sold in the IPO, except that, if held by Hennessy Capital Partners II LLC or its permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption. The holders of these Private Placement Warrants have agreed that they will not exercise them if, at the time of exercise, the registration statement and related prospectus relating to the Public Warrants and Common Stock issuable upon exercise of the Public Warrants is not then effective, current or otherwise available, unless, at that time, the Public Warrants are exercisable on a cashless basis. We filed a registration statement covering the resale of the Private Placement Warrants and shares of our Common Stock that may be issued upon the exercise of the Warrants, which registration statement became effective on April 21, 2017.

24

DESCRIPTION OF RIGHTS

        We may issue rights to purchase our debt securities, preferred stock, Common Stock, warrants or units. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        Each series of rights will be issued under a separate rights agreement that we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

  •
  the date of determining the stockholders entitled to the rights distribution;

  •
  the number of rights issued or to be issued to each stockholder;

  •
  the exercise price payable for each share of preferred stock, Common Stock or other securities upon the exercise of the rights;

  •
  the number and terms of the shares of preferred stock, Common Stock or other securities which may be purchased per each right;

  •
  the extent to which the rights are transferable;

  •
  the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

  •
  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

  •
  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

  •
  any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights; and

  •
  any other information we think is important about the rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

25

 DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our debt securities, shares of our Common Stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

  •
  the designation and terms of the units and the securities included in the units;

  •
  any provision for the issuance, payment, settlement, transfer or exchange of the units;

  •
  the date, if any, on and after which the units may be transferable separately;

  •
  whether we will apply to have the units traded on a securities exchange or securities quotation system;

  •
  any material United States federal income tax consequences;

  •
  how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities; and

  •
  any other information we think is important about the units.

26

PLAN OF DISTRIBUTION

        We may offer and sell the Securities offered by this prospectus in one or more of, or a combination of, the following ways:

  •
  through agents;

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers; or

  •
  in other ways not involving market makers or established trading markets, including direct sales or privately negotiated transactions.

        The Securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to the prevailing market prices. Any of the prices may represent a discount from the prevailing market prices.

        The applicable prospectus supplement will set forth the specific terms of the offering of Securities, including:

  •
  the types of and terms of the Securities offered;

  •
  the price of the Securities and the net proceeds to us from such offering;

  •
  the name of the underwriters, dealers or agents, if any;

  •
  any underwriting discounts, agency fees or other compensation to underwriters, dealers or agents;

  •
  any discounts or concessions allowed or paid to dealers;

  •
  any securities exchange on which the applicable Securities may be listed; and

  •
  in the case of debt securities, the interest rate, maturity and redemption provisions;

        We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the Securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under "delayed delivery contracts" that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the applicable prospectus supplement. The applicable prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering of Securities pursuant to this prospectus and any applicable prospectus supplement.

        We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

        One or more firms, referred to as "remarketing firms," may also offer or sell the Securities if the prospectus supplement so indicates in connection with a remarketing arrangement upon their purchase.

27

Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

        Any underwriter, dealer, agent or remarketing firms who participates in the distribution of an offering of Securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer, agent or remarketing firm on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any underwriters, dealers, agents and remarketing firms against, or contribute to any payments the underwriters, dealers, agents or remarketing firms may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, agents and remarketing firms and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

        Unless otherwise indicated in the applicable prospectus supplement and other than our Common Stock, all Securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell Securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.

        If a prospectus supplement so indicates, underwriters, agents or dealers, in compliance with applicable law, may engage in transactions that stabilize, maintain or otherwise affect the market price of the offered Securities, which may be higher than the price that might otherwise prevail in the open market.

        We will bear costs relating to all of the Securities being registered under the registration statement of which this prospectus forms a part.

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VALIDITY OF SECURITIES

        The validity of the Securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P.

EXPERTS

        The consolidated financial statements of Daseke, Inc. (renamed Daseke Companies, Inc. on February 27, 2017) and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included in the Current Report on Form 8-K/A of Daseke, Inc. dated March 16, 2017, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Hennessy Capital Acquisition Corp. II, which are comprised of the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2016, and for the period from April 29, 2015 (inception) to December 31, 2015, included in Hennessy Capital Acquisition Corp. II's Annual Report on Form 10-K for the year ended December 31, 2016 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of WithumSmith+Brown, PC as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

  •
  the Proxy Statement;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017;

  •
  the Current Report on Form 8-K filed by Hennessy Capital with the SEC on January 30, 2017;

  •
  the Current Reports on Form 8-K filed by Daseke, Inc. with the SEC on February 27, 2017, March 3, 2017 (two reports and as amended by the Current Reports on Form 8-K/A filed on March 16, 2017 and May 4, 2017), May 5, 2017 (as amended by the Current Report on Form 8-K/A filed on July 17, 2017) and August 22, 2017 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

  •
  Hennessy Capital's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017; and

  •
  the description of our Common Stock contained in our Form 8-A, filed by Hennessy Capital with the SEC on July 21, 2015.

        These reports contain important information about us, our financial condition and our results of operations.

        We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration

29

statement, and all such documents filed after the date of this prospectus and prior to the termination of the offering under this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        You can obtain a copy of any documents that are incorporated by reference in this prospectus or any prospectus supplement at no cost, by writing or telephoning us at:

Corporate Secretary
Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, Texas 75001
(972) 248-0412

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

        We also make available free of charge on our Internet website at http://investor.daseke.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into and does not otherwise form a part of this prospectus.

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PROSPECTUS

DASEKE, INC.

55,443,935 Shares of Common Stock
15,080,756 Warrants to Purchase Common Stock
650,000 Shares of 7.625% Series A Convertible Cumulative Preferred Stock

          This prospectus relates to the issuance by us of up to 17,520,332 shares of our common stock, par value $0.0001 per share ("Common Stock"), which consist of (a) 9,979,954 shares that may be issued upon the exercise of 19,959,908 warrants (the "Public Warrants") originally sold as part of units in our July 2015 initial public offering (the "IPO") and (b) 7,540,378 shares that may be issued upon the exercise of 15,080,756 warrants originally issued to Hennessy Capital Partners II LLC (the "HCAC Sponsor") in a private placement that closed simultaneously with the consummation of the IPO (the "Private Placement Warrants" and, together with the Public Warrants, the "Warrants"). Each Warrant entitles the holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock). In addition, this prospectus relates to the resale from time to time of 55,443,935 shares of Common Stock, 15,080,756 Private Placement Warrants and 650,000 shares of our 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), by the selling security holders named in this prospectus or their permitted transferees (the "Selling Securityholders"). The 55,443,935 shares of Common Stock consist of:

  (i)
  26,665,330 shares issued in a private placement as consideration to former Daseke, Inc. stockholders (such stockholders, the "Private Daseke Stockholders") upon consummation of the Business Combination (as defined herein);

  (ii)
  2,288,043 shares originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO (the "Founder Shares"), 440,000 of which were subsequently transferred to Hennessy Capital's former independent directors and officers and an advisor, and the remaining 1,848,043 of which were subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees (such stockholders, the "Founder Share Holders");

  (iii)
  419,669 shares issued in a private placement to the Backstop Commitment Investors (as defined below) that closed concurrently with the consummation of the Business Combination;

  (iv)
  9,979,954 shares that may be issued upon the exercise of the Public Warrants and 7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants; and

  (v)
  8,550,561 shares, representing (a) 5,652,171 shares of Common Stock that may be issued upon conversion of the outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share) and (b) 2,898,390 shares of Common Stock issuable over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock (assuming a constant market price of our Common Stock of $9.00 per share).

          The shares of Common Stock that may be issued by us and the shares of Common Stock, the Private Placement Warrants and the shares of Series A Preferred Stock that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the "Offered Securities." We will not receive any of the proceeds from the sale by the Selling Securityholders of the Offered Securities. We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Common Stock. See "Use of Proceeds" beginning on page 14 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Offered Securities, including with regard to compliance with state securities or "blue sky" laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of the Offered Securities, except as otherwise expressly set forth under "Plan of Distribution" beginning on page 34 of this prospectus.

          This prospectus describes the general manner in which the Offered Securities may be offered and sold. If necessary, the specific manner in which the Offered Securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

          The Selling Securityholders may offer, sell or distribute Offered Securities publicly or through private transactions. If the Selling Securityholders use underwriters, dealers or agents to sell Offered Securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds the Selling Securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

          Our Common Stock and Warrants are listed on The NASDAQ Capital Market ("Nasdaq") under the symbols "DSKE" and "DSKEW," respectively. There is no established trading market for our Series A Preferred Stock. On April 21, 2017, the closing prices of our Common Stock and Warrants were $9.79 and $1.11, respectively.

          INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2017.

        You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).

i

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus or in documents incorporated by reference herein. For a more complete understanding of this offering, you should read carefully the entire prospectus, including the risk factors, and the documents incorporated herein by reference.

Background

        We were originally incorporated in April 2015 as a special purpose acquisition company, or SPAC, under the name Hennessy Capital Acquisition Corp. II ("Hennessy Capital") for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses. Until the consummation of the Business Combination (defined and described below), Hennessy Capital's common stock, units and warrants were traded on Nasdaq under the symbols "HCAC," "HCACU" and "HCACW," respectively.

        On February 27, 2017, Hennessy Capital consummated the merger of its wholly owned subsidiary with and into Daseke, Inc., with Daseke, Inc. surviving as a direct wholly owned subsidiary of Hennessy Capital (the "Business Combination"), in accordance with the Agreement and Plan of Merger, dated December 22, 2016 (the "Merger Agreement"), by and among Hennessy Capital, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative (as defined therein). Subsequent to the closing of the Business Combination, on February 27, 2017, Daseke, Inc. changed its name to "Daseke Companies, Inc." and Hennessy Capital changed its name to "Daseke, Inc." In connection with the closing of the Business Combination, our Common Stock and Warrant trading symbols on Nasdaq were changed to "DSKE" and "DSKEW," respectively, and Hennessy Capital's units separated into their component parts of one share of Common Stock and one Public Warrant and ceased trading on Nasdaq.

        In this prospectus, unless the context otherwise indicates, references to (i) "Private Daseke" are to Daseke, Inc. prior to the consummation of the Business Combination, (ii) "Hennessy Capital" are to the registrant prior to the consummation of the Business Combination, and (iii) "Daseke," the "Company," "we," "us" and "our" refer to Daseke, Inc. and its subsidiaries at and after the consummation of the Business Combination .

Presentation of Financial and Operating Data

        The Business Combination is being accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 805, Business Combinations. The Business Combination is being accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on Private Daseke comprising the ongoing operations of the combined company, Private Daseke's senior management comprising the senior management of the combined company, and Private Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Private Daseke is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Private Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Private Daseke). Therefore, unless otherwise stated, the financial information and operating data as of dates and for periods prior to the consummation of the Business Combination that are presented or incorporated by reference in this prospectus are that of Private Daseke and its consolidated subsidiaries.

Our Company

        We are a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, Private Daseke was one of the fastest-growing companies in 2015.(1) Through Private Daseke's acquisition of nine operating companies, we believe we have become the largest owner of open deck equipment(2) and the second largest provider of open deck transportation and logistics.(3) In 2016, Private Daseke generated revenue of approximately $652 million, compared to $30 million in 2009 (its first full year of operations), reflecting a compound annual growth rate of approximately 55%.

        We deliver a comprehensive and diverse offering of flatbed and specialized transportation and logistics solutions to approximately 3,600 customers across 49 U.S. states, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, step deck and removable gooseneck trailer solutions. The Flatbed Solutions segment and Specialized Solutions segment generated approximately 47% and 53%, respectively, of revenue in 2016.

        Both of our reportable segments operate highly flexible business models comprised of company-owned tractors and asset-light operations (which consist of owner-operator transportation and freight brokerage). Our asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations. Alternatively, our asset-light operations offer flexibility and scalability to meet customers' dynamic needs and have lower capital expenditure requirements and fixed costs. Approximately 66% of 2016 freight and brokerage revenue was derived from company-owned equipment, and approximately 34% was derived from asset-light services.

Corporate Information

        Our principal executive office is located at 15455 Dallas Parkway, Suite 440 Addison, Texas 75001, and our telephone number at that location is (972) 248-0412. Our website for investors is at http://investor.daseke.com. The information on or accessible through our website is not incorporated by reference into or otherwise made part of this prospectus.

(1)
Journal of Commerce, April 2016

(2)
CCJ Top 250, September 2016

(3)
"Top 100 For-Hire Carriers," 2016 Transport Topics

THE OFFERING

        We are registering (i) the issuance by us of up to 17,520,332 shares of Common Stock that may be issued upon the exercise of the Warrants and (ii) the resale from time to time by the Selling Securityholders of 55,443,935 shares of Common Stock, 15,080,756 Private Placement Warrants and 650,000 shares of Series A Preferred Stock.

Shares of Common Stock to be issued by us upon exercise of the Warrants	17,520,332
Common Stock offered by the Selling Securityholders

We are registering 55,443,935 shares of Common Stock to be offered from time to time by the Selling Securityholders, which consists of (i) 26,665,330 shares that were issued in a private placement as consideration to the Private Daseke Stockholders upon consummation of the Business Combination, (ii) 2,288,043 Founder Shares, which were originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO (440,000 of which were subsequently transferred to Hennessy Capital's former independent directors and officers and an advisor, and the remaining 1,848,043 of which were subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees), (iii) 419,669 shares that were issued to D. E. Shaw Valence Portfolios, L.L.C., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC, Series A, Pine River Master Fund Ltd. and Sunrise Partners Limited Partnership (such investors, collectively, the "Backstop Commitment Investors") in a private placement that closed concurrently with the consummation of the Business Combination, (iv) 9,979,954 shares that may be issued upon the exercise of the Public Warrants and 7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants, and (v) 8,550,561 shares, representing (a) 5,652,171 shares of Common Stock that may be issued upon conversion of the outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share) and (b) 2,898,390 shares of Common Stock issuable over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock (assuming a constant market price of the Common Stock of $9.00 per share)

Private Placement Warrants offered by certain Selling Securityholders

We are registering 15,080,756 Private Placement Warrants to be offered from time to time by certain Selling Securityholders. Each Private Placement Warrant entitles the holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Hennessy Capital (the "Warrant Agreement"). The Private Placement Warrants will expire at 5:00 p.m., New York time, on February 27, 2022 or earlier upon redemption or liquidation.

Series A Preferred Stock offered by certain Selling Securityholders

We are registering 650,000 shares of Series A Preferred Stock to be offered from time to time by certain Selling Securityholders, which consists of shares that were issued to Blackwell Partners, LLC, Series A, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., the Osterweis Strategic Investment Fund and the Osterweis Strategic Income Fund (such investors, collectively, the "Preferred Investors") in a private placement (the "Preferred Financing") that closed concurrently with the consummation of the Business Combination.

Conversion of Series A Preferred Stock

Each share of Series A Preferred Stock is convertible, at the holder's option at any time, initially into approximately 8.6957 shares of Common Stock (assuming a conversion price of $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc. (the "Certificate of Designations"). In addition, we have the right, at our option, to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of Common Stock under certain circumstances. Furthermore, if we undergo certain fundamental changes, all outstanding shares of Series A Preferred Stock will automatically be converted into shares of Common Stock on the effective date of such fundamental change. For more information regarding conversion of our Series A Preferred Stock, see "Description of Capital Stock—Series A Preferred Stock."

Dividends on Series A Preferred Stock

Holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by the Company's board of directors, cumulative dividends at the rate of 7.625% per annum (the dividend rate) on the $100 liquidation preference per share of Series A Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends are paid, at the Company's option, in cash, shares of Common Stock or a combination thereof. For more information, see "Description of Capital Stock—Series A Preferred Stock."

Terms of the offering

The Selling Securityholders will determine when and how they will dispose of the Common Stock, Private Placement Warrants and Series A Preferred Stock registered under this prospectus for resale. For additional information concerning the offering, see "Plan of Distribution" beginning on page 34.

Securities outstanding prior to this offering	37,715,960 shares of Common Stock, 35,040,664 Warrants and 650,000 shares of Series A Preferred Stock are issued and outstanding as of March 20, 2017.
Securities outstanding after this offering(1)

63,786,858 shares of Common Stock, assuming (i) the exercise of all Warrants, (ii) the conversion of all shares of Series A Preferred Stock (at a conversion price of $11.50 per share) and (iii) all dividends on our Series A Preferred Stock over the next five years are paid in shares of Common Stock, assuming a constant market price of our Common Stock of $9.00 per share.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 7.
Use of proceeds

We will not receive any of the proceeds from the sale of Offered Securities by the Selling Securityholders. However, we will receive proceeds of $201,483,818 from the exercise of the Warrants if they are all exercised for cash by the holders of the Warrants at an exercise price of $5.75 per one-half of a share of Common Stock. We intend to use any such proceeds for working capital and general corporate purposes.

Trading market and symbol

Our Common Stock and Warrants are listed on Nasdaq under the symbols "DSKE" and "DSKEW," respectively. Our Series A Preferred Stock is not listed, and we have not applied to have our Series A Preferred Stock listed, on any exchange, and our Series A Preferred Stock is not quoted on the OTC Bulletin Board.

(1)
The number of outstanding shares of Common Stock that will be outstanding after this offering excludes (a) 4,500,000 shares of Common Stock reserved and available for issuance under the Daseke, Inc. 2017 Omnibus Incentive Plan (the "Incentive Plan") and (b) 1,420,000 shares of common stock issuable upon the exercise of options granted under the Incentive Plan, in each case, as of March 20, 2017.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries. Statements preceded by, followed by or that include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "believe," "plan," "should," "could," "would," "goals" or similar expressions are intended to identify some of the forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to, among other things, the risks and uncertainties described in this prospectus, Hennessy Capital's definitive proxy statement dated February 6, 2017 (the "Proxy Statement"), and in our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017. These forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to purchase our securities. In particular, you should carefully consider the risk factors described below, the risk factors included in the Proxy Statement, including those under "Risk Factors—Risk Factors Relating to Daseke's Business and Industry," the risk factors included in Item 2.01 of our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017, risk factors included in other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and risk factors that may be included in any applicable prospectus supplement, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in any such reports or documents and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Our only significant asset is ownership of 100% of the capital stock of Daseke Companies, Inc., and we do not currently intend to pay dividends on our Common Stock; consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

        We have no direct operations and no significant assets other than the ownership of 100% of the capital stock of Daseke Companies, Inc. We depend on Daseke Companies, Inc. and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Series A Preferred Stock and Common Stock. Legal and contractual restrictions in agreements governing our Series A Preferred Stock and current indebtedness, as well as our financial condition and operating requirements, may limit our ability to obtain cash from Daseke Companies, Inc. and its subsidiaries. Thus, we do not expect to pay cash dividends on our Common Stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

There can be no assurance that our Common Stock and Warrants will continue to be listed on Nasdaq.

        To continue listing our securities on Nasdaq subsequent to the closing of the Business Combination, we are required to demonstrate compliance with Nasdaq's initial listing standards, which are more rigorous than Nasdaq's continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards. If Nasdaq delists our Common Stock or Warrants from trading on its exchange due to our failure to meet Nasdaq's initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

  •
  a limited availability of market quotations for our securities;

  •
  a determination that our Common Stock is a "penny stock," which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

  •
  a limited amount of analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

        The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. See "—There can be no assurance that our Common Stock and Warrants will continue to be listed on Nasdaq." You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination's benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

        Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for Private Daseke's stock and trading in the shares of Hennessy Capital's securities was not active. Accordingly, the valuation ascribed to Private Daseke and our Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

        Factors affecting the trading price of our securities may include:

  •
  any future recessionary economic cycles and downturns in customers' business cycles;

  •
  our ability to attract, retain or replace drivers, senior management or key operating personnel;

  •
  seasonal factors, such as harsh weather conditions, that increase operating costs;

  •
  the price or availability of fuel;

  •
  quarterly variations in our results of operations;

  •
  changes in government regulations;

  •
  the announcement of acquisitions by us or our competitors;

  •
  changes in general economic and political conditions;

  •
  volatility in the financial markets;

  •
  results of our operations and the operations of others in our industry;

  •
  changes in interest rates;

  •
  threatened or actual litigation and government investigations;

  •
  the addition or departure of key personnel;

  •
  actions taken by our stockholders, including the sale or disposition of their shares of our Common Stock; and

  •
  differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts' recommendations or projections.

        Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our Common Stock and Warrants could decline.

        The trading market for our Common Stock and Warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Warrants would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock and Warrants to decline.

Future sales of our Common Stock in the public market, or the perception that such sales may occur, could reduce the price of our Common Stock and Warrants.

        As a result of the registration statement of which this prospectus is a part, a significant number of shares of Common Stock will be available for sale into the public markets. In addition, we may sell shares of Common Stock or convertible securities in future offerings. We cannot predict the size of future issuances of Common Stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of Common Stock will have on the market price of our Common Stock or Warrants. Furthermore, as of March 20, 2017, there were outstanding 35,040,664 Warrants to purchase up to a total of 17,520,332 shares of Common Stock. Each Warrant entitles the holder to purchase a whole number of Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the Warrant Agreement. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of our Common Stock in the public market, or the perception that such sales could occur, may adversely affect prevailing market prices of our Common Stock and Warrants.

We do not have the protection of any indemnification, escrow or other provisions that allow for a post-closing adjustment to be made to the consideration paid in the Business Combination in the event that any of the representations and warranties made by Private Daseke in connection with the Business Combination ultimately proves to be inaccurate or incorrect.

        The representations and warranties made by Private Daseke and Hennessy Capital to each other in connection with the Business Combination did not survive the consummation of the Business Combination. As a result, we do not have the protection of any indemnification, escrow or other provisions that allow for a post-closing adjustment to be made to the consideration paid in the Business Combination if any representation or warranty made by Private Daseke in connection with the Business Combination proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, we would have no indemnification claim with respect thereto and our financial condition or results of operations could be adversely affected.

Our credit facilities and the terms of our Series A Preferred Stock contain restrictive covenants that may impair our ability to conduct business, and we may not be able to maintain compliance with these covenants in the future, which could lead to default and acceleration under our credit facilities.

        Our credit facilities and the terms of our Series A Preferred Stock contain operating covenants and financial covenants that limit management's discretion with respect to certain business matters. Among other things, these covenants, subject to certain limitations and exceptions, restrict our ability to incur additional debt, change the nature of our business, sell or otherwise dispose of assets, make acquisitions, and merge or consolidate with other entities. As a result of these covenants and restrictions, we may be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants.

        We may not be able to maintain compliance with these covenants in the future. Failure to comply with restrictive covenants under our credit facilities may lead to default and acceleration under our credit facilities and may impair our ability to conduct business. The definitive agreements for our credit facilities provide that upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders could proceed to foreclose against the collateral of the Company granted to them to secure that indebtedness. The Company currently pledges substantially all of its assets as collateral for the credit facilities. If the lenders accelerate the repayment of borrowings and foreclose on the Company's assets, it could render our Common Stock and other securities worthless.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless; the terms of the Warrants may be amended.

        Each Warrant entitles the holder to purchase a whole number of Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the Warrant Agreement. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and they may expire worthless. In addition, the Warrant Agreement provides that the terms of the Warrants may be amended in a manner that adversely affects the interests of a holder if holders of at least 65% of the then outstanding Public Warrants approve such amendment. Examples of such amendments could be increasing the exercise price of the Warrants, shortening the exercise period or decreasing the number of shares of Common Stock issuable upon exercise of a Warrant.

We may redeem any Public Warrants prior to their exercise at a time that is disadvantageous to Public Warrant holders, thereby making their Public Warrants worthless.

        We have the ability to redeem the Public Warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per Public Warrant, provided that (i) the last reported sale price of our Common Stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on April 21, 2017, the last reported sale price of our Common Stock was $9.79 per share) and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the Public Warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available unless we have elected to require exercise of the Public Warrants on a cashless basis. Redemption of the outstanding Public Warrants could force holders of Public Warrants to:

  •
  exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

  •
  sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or

  •
  accept the nominal redemption price, which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants.

Certain stockholders control a significant percentage of our voting power.

        Don R. Daseke and his affiliates beneficially own approximately 40% of our common stock. In addition, Mr. Daseke serves as our Chief Executive Officer, President and Chairman of the Board of Directors. Consequently, Mr. Daseke and his affiliates are able to strongly influence all matters that require approval by our stockholders, including the election and removal of directors, changes to our organizational documents and approval of acquisition offers and other significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial and may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock and Warrants to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

        The Company's certificate of incorporation and bylaws, in each case, as amended to date, contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

  •
  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

  •
  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

  •
  the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

  •
  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  limiting the liability of, and providing indemnification to, our directors and officers;

  •
  controlling the procedures for the conduct and scheduling of stockholder meetings;

  •
  providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election; and

  •
  advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of the Company.

        These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the "DGCL"), which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding Common Stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the price of our Common Stock and Warrants.

        The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Private Daseke as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements applicable to the Company. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Common Stock and Warrants.

        Furthermore, in 2015, Private Daseke identified a material weakness in its internal control over financial reporting. Specifically, management of Private Daseke identified several accounting errors as part of month-end close process at one of its subsidiaries, which were due to the improper application of accounting policies and an improper review of account reconciliations. To remediate this weakness,

Private Daseke implemented improvements to the design of internal controls over financial reporting for its subsidiaries, including a more robust review of reconciliations at the end of each month, and replaced key accounting personnel as necessary with more qualified individuals. Despite these efforts, we may identify additional material weaknesses or may otherwise fail to maintain effective internal control over financial reporting in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information, may lead to a decline in the market price of our Common Stock and Warrants and could adversely affect our reputation, results of operations and financial condition.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an "emerging growth company."

        Under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an "emerging growth company." We could be an "emerging growth company" until the earlier of (i) the last day of the fiscal year (a) following July 28, 2020, the fifth anniversary of the IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. An "emerging growth company" can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to "opt out" of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Our business and Common Stock and Warrant prices may suffer as a result of our management's lack of recent public company operating experience.

        Prior to the completion of the Business Combination, Private Daseke was a privately-held company. Our management's lack of recent public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to manage effectively our business in a public company environment or for any other reason, our business, prospects, financial condition and operating results may be harmed and our Common Stock and Warrant prices may suffer.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of Common Stock, Private Placement Warrants or Series A Preferred Stock by the Selling Securityholders.

        We will receive proceeds from the exercise of the Warrants if they are exercised for cash by the holder thereof. We intend to use any such proceeds for working capital and general corporate purposes. We expect to receive $201,483,818 in net proceeds from the exercise of all of our Warrants (at an exercise price of $5.75 per one-half of a share of Common Stock, assuming all of our Warrants are exercised for cash). We will not receive any proceeds from the sale of the shares of Common Stock underlying the Warrants.

DETERMINATION OF OFFERING PRICE

        Our Common Stock and Warrants are listed on Nasdaq under the symbols "DSKE" and "DSKEW," respectively. The offering price of the shares of Common Stock underlying the Warrants is determined by reference to the exercise price of the Warrants of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the Warrant Agreement. The actual offering price by the Selling Securityholders of the shares of Common Stock and Private Placement Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled "Plan of Distribution."

        Because our Series A Preferred Stock is not listed or quoted on any exchange or quotation system, there is no established public trading market for our Series A Preferred Stock. The facts considered in determining the conversion price of our Series A Preferred Stock at the time of the Preferred Financing were the Company's financial condition and resources and prospects and the general condition of the securities market. In determining the conversion price, management also considered our anticipated results of operations. The conversion price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

CLOSING PRICES OF SECURITIES AND DIVIDENDS

        Our Common Stock and Warrants are currently listed on Nasdaq under the symbols "DSKE" and "DSKEW," respectively. Through February 27, 2017, Hennessy Capital's common stock, warrants and units were listed under the symbols "HCAC," "HCACW" and "HCACU," respectively. Upon the consummation of the Business Combination, the units, which were sold in the IPO, were separated into their component securities of one share of Common Stock and one Public Warrant, and the units ceased trading on Nasdaq. There is no established trading market for our Series A Preferred Stock.

        On April 21, 2017, the closing prices of our Common Stock and Warrants were $9.79 and $1.11, respectively. Investors are urged to obtain more current price quotations prior to investing. As of March 20, 2017, there were 37,715,960 shares of Common Stock outstanding, held of record by 132 holders (after giving effect to the issuance of shares of our Common Stock to the Private Daseke Stockholders, which will occur upon such stockholders' delivery of requisite documents to the Company's exchange agent), and 650,000 shares of Series A Preferred Stock outstanding, held of record by five holders. In addition, as of March 20, 2017, 17,520,332 shares of Common Stock are issuable upon exercise of the 35,040,664 outstanding Warrants, which were held by 35 record holders as of such date. The number of record holders of our Common Stock, Series A Preferred Stock and Warrants does not include DTC participants or beneficial owners holding shares through nominee names.

        We have not paid any dividends on our Common Stock to date. It is our present intention to retain any earnings for use in our business operations; accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future on our Common Stock. In addition, our credit facilities restrict the payment of dividends and the terms of our Series A Preferred Stock may from time to time prevent us from paying cash dividends on our Common Stock.

        Holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of 7.625% per annum (the dividend rate) on the $100 liquidation preference per share of Series A Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends are paid, at the Company's option, in cash, shares of Common Stock or a combination thereof. For more information, see "Description of Capital Stock—Series A Preferred Stock."

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

        Prior to February 27, 2017, Hennessy Capital was a special purpose acquisition company with no fixed charges and with losses from inception. As such, a calculation of Hennessy Capital's historical ratio of combined fixed charges and preference dividends to earnings is not meaningful. Further, because no shares of Series A Preferred Stock were outstanding prior to February 27, 2017 and because, prior to February 27, 2017, Private Daseke had outstanding preferred stock with terms that were different from our Series A Preferred Stock, a calculation of Private Daseke's historical ratio of combined fixed charges and preference dividends to earnings would also not be meaningful.

SELLING SECURITYHOLDERS

        Up to 55,443,935 shares of Common Stock may be offered for resale, from time to time, by the Selling Securityholders under this prospectus, which consist of (i) 26,665,330 shares issued in a private placement as consideration to the Private Daseke Stockholders upon consummation of the Business Combination, (ii) 2,288,043 shares originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO and subsequently transferred and/or distributed to the Founder Share Holders, (iii) 419,669 shares issued to the Backstop Commitment Investors in a private placement that closed concurrently with the consummation of the Business Combination, (iv) 9,979,954 shares that may be issued upon the exercise of the Public Warrants, which were originally sold as part of units in the IPO, and 7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants, which were originally issued to the HCAC Sponsor in a private placement that closed simultaneously with the consummation of the IPO and subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees, and (v) 8,550,561 shares, representing (a) 5,652,171 shares of Common Stock that may be issued upon conversion of our outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share) and (b) 2,898,390 shares of Common Stock issuable over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock (assuming a constant market price of the Common Stock at $9.00 per share). In addition, certain Selling Securityholders may offer and sell, from time to time, the Private Placement Warrants and shares of Series A Preferred Stock covered by this prospectus. The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to the Selling Securityholders in connection with Hennessy Capital's initial organization, the IPO and/or the Business Combination.

        The following tables set forth, with respect to each Selling Securityholder, the number of shares of Common Stock, Warrants and shares of Series A Preferred Stock (i) known to us to be beneficially owned as of March 20, 2017, (ii) being offered hereby and (iii) beneficially owned after giving effect to the sale by the Selling Securityholder of all of its Offered Securities. The number of shares of Common Stock set forth in the following table as beneficially owned as of March 20, 2017 and being offered hereby includes shares issuable upon the exercise of our Warrants and shares issuable upon the conversion of our Series A Preferred Stock (assuming a conversion price of $11.50 per share). The immediately following table also sets forth the percentage of Common Stock beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all Offered Securities, based on 37,715,960 shares of Common Stock outstanding as of March 20, 2017.

        The Selling Securityholders are not making any representation that any shares of Common Stock, Warrants or shares of Series A Preferred Stock covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of their securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering none of the Offered Securities will be beneficially owned by the Selling Securityholders, and we have further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering.

        We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

        See the section entitled "Plan of Distribution" for further information regarding the Selling Securityholders' method of distributing these shares.

Common Stock

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
Public Warrant Holders(2)
Private Daseke Stockholders:
Amanda Hemker(3)	1,442	1,442	0	0
Angie Moss(4)	27,255	27,255	0	0
Barbara Aves(5)	15,430	15,430	0	0
Barbara Daseke(6)	15,095,265	15,095,265	0	0
Benno John Fischer	230,726	230,726	0	0
BOD, LLC—The Daseke Series(7)	80,754	80,754	0	0
Brian Bradford(8)	433	433	0	0
Brian J. Bonner(9)	43,261	43,261	0	0
Burnett C. Hornady, II(10)	519,134	519,134	0	0
Carla Jones Sousa	2,884	2,884	0	0
Charles A. Moseley(11)	332,679	332,679	0	0
Cheryl H. Nelson(12)	20,044	20,044	0	0
Chris Cooper(13)	427,709	427,709	0	0
Cozad Investments, L.P.(14)	57,682	57,682	0	0
Daniel Wirkkala(15)	634,497	634,497	0	0
David Daseke(16)	2,163	2,163	0	0
Daseke Trucking Preferred, LP(17)	865,224	865,224	0	0
Dennis Stone & Patricia Stone(18)	86,522	86,522	0	0
Diane Beckett	23,073	23,073	0	0
Don R. Daseke(19)	15,095,265	15,095,265	0	0
Equity Trust Co. Custodian FBO W. Paul Stewart IRA(20)	28,841	28,841	0	0
Estate of Frances S. Boyd(21)	326,478	326,478	0	0
Fisher Properties of Indiana, Inc.(22)	57,682	57,682	0	0
Frank W. Rees, Jr.	17,304	17,304	0	0
Gafford Investments, LTD.(23)	57,682	57,682	0	0
Gail B Cooper Child Trust F/B/O Amy C Holland(24)	111,037	111,037	0	0
Gail B Cooper Child Trust F/B/O Christopher R. Cooper(25)	111,037	111,037	0	0
Gail Cooper(26)	647,188	647,188	0	0
Gekabi Capital Management LP(27)	865,224	865,224	0	0
Greg Hirsch(28)	33,311	33,311	0	0
Harold M. Brierley	43,261	43,261	0	0
Heather Flores-Ricks(29)	144	144	0	0
Helen L. Poorman	2,884	2,884	0	0
Ian Peterman(30)	721	721	0	0
J. Douglas Rippeto	115,363	115,363	0	0
James Niemann Trust(31)	57,682	57,682	0	0
James Randolph(32)	75,419	75,419	0	0
Jennifer Kiker(33)	721	721	0	0
Jim Beckett	92,291	92,291	0	0
John Daseke(34)	721	721	0	0
John Michell(35)	15,862	15,862	0	0
Jonathan Andrew Gannon	57,682	57,682	0	0

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
Joseph Kevin Jordan(36)	2,653,353	2,653,353	0	0
The Jordan Family Irrevocable Trust(37)	1,017,359	1,017,359	0	0
The Joy and Kevin Jordan Revocable Trust(38)	385,457	385,457	0	0
Karen Nicholson(39)	2,163	2,163	0	0
Katie Daseke(40)	721	721	0	0
Kevin Fitzgerald(41)	433	433	0	0
Laree Pacaud Hulshoff	115,363	115,363	0	0
Laura H. Wright(42)	57,682	57,682	0	0
Lee E. Tenzer Trust(43)	230,726	230,726	0	0
Lenox Hill Capital, LLC(44)	34,609	34,609	0	0
Mark Randolph(45)	104,259	104,259	0	0
Matthew Daseke(46)	721	721	0	0
Michael Daseke(47)	2,163	2,163	0	0
Nadine Weber(48)	433	433	0	0
Millennium Trust Co. LLC Custodian FBO Steven H. Durham Rollover IRA XXXX6UIN8(49)	57,682	57,682	0	0
PANABCO, A Partnership Account #2406(50)	57,682	57,682	0	0
Paul H. Coil(51)	108,441	108,441	0	0
Philip L. Byrd(52)	73,256	73,256	0	0
Point Cypress Investments, LLC(53)	115,363	115,363	0	0
Q Management Group, L.P.(54)	57,682	57,682	0	0
R. Scott Wheeler(55)	136,273	136,273	0	0
Raul Morant(56)	433	433	0	0
Rendy Taylor(57)	23,073	23,073	0	0
Richard Bailey(58)	44,703	44,703	0	0
Rick Williams(59)	252,213	252,213	0	0
Robert Bigham, Jr. & Barbara S. Bigham(60)	57,682	57,682	0	0
Rod D. Moseley(61)	332,679	332,679	0	0
Scheef Capital Company LP(62)	28,841	28,841	0	0
Scott Hoppe(63)	721	721	0	0
Susan M. Ansel	34,609	34,609	0	0
Tenzer Family Limited Partnership(64)	28,841	28,841	0	0
The Estate of James G. Stewart(65)	86,522	86,522	0	0
The Hund Family Trust(66)	115,363	115,363	0	0
The Steven H. Durham Family Foundation(67)	115,363	115,363	0	0
The Suzanne A. Hoover Revocable Trust(68)	173,045	173,045	0	0
The Walden Group, Inc.(69)	13,757,629	13,757,629	0	0
Tim Curran	5,768	5,768	0	0
Timothy H. Ubben	230,726	230,726	0	0
Toby Moon(70)	433	433	0	0
Tracy M. Friedrichs(71)	20,044	20,044	0	0

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
VCA Daseke, L.P.(72)	634,497	634,497	0	0
Wayne I. Rogers	34,609	34,609	0	0
Private Placement Warrant Holders and Founder Share Holders:(73)
Daniel J. Hennessy(74)	813,498	813,498	0	0
Steven D. Hovde	162,699	162,699	0	0
TLP Investment Partners LLC(75)	108,467	108,467	0	0
Nicholas A. Petruska(76)	85,951	85,951	0	0
Dennis Petruska	5,691	5,691	0	0
Thomas J. Sullivan(77)	163,283	163,283	0	0
The Bradley J. Bell Revocable Trust(78)	389,853	389,853	0	0
Richard Burns(79)	389,853	389,853	0	0
Kevin Charlton(80)	313,283	313,283	0	0
Charles B. Lowrey II	118,283	118,283	0	0
Peter Shea(81)	389,853	389,853	0	0
Joseph Tabet	339,853	339,853	0	0
DeForest P. Davis	566,425	566,425	0	0
Tiffany A. Lytle	226,568	226,568	0	0
DVDC/PEI, LLC(82)	906,276	906,276	0	0
Nicholas Geeza	56,643	56,643	0	0
Christian W.E. Haub	396,497	396,497	0	0
Thomas Hennessy	56,642	56,642	0	0
Robert S. Karlblom 2011 Revocable Trust UAD 4/18/11(83)	113,285	113,285	0	0
Kenneth Kranzberg Revocable Trust(84)	283,213	283,213	0	0
Markus Lahrkamp	226,570	226,570	0	0
HLM Group LLC(85)	283,213	283,213	0	0
Mark D. Alvarez	175,591	175,591	0	0
Michael Hennessy	28,321	28,321	0	0
Katherine Willis	28,321	28,321	0	0
Green Dolphin Capital, LLC(86)	283,211	283,211	0	0
Kyle Textor	28,321	28,321	0	0
TLP Investment Holdings LLC(87)	2,152,407	2,152,407	0	0
Bradford B Couri and Ana Couri, JTWRS	84,808	84,808	0	0
Wolf Creek Investments II, LLC(88)	57,026	57,026	0	0
Bradford B. Couri Legacy Trust(89)	56,558	56,558	0	0
Eric Baer Revocable Trust dated 10/17/05(90)	56,557	56,557	0	0
Sean M. Haas Trust dated 4/15/05(91)	28,264	28,264	0	0
Ansari 3 Twelve LLC II(92)	453,139	453,139	0	0
Backstop Commitment Investors and Preferred Investors:(93)
Blackwell Partners, LLC, Series A(94)	377,246	300,796	76,450	*
Coliseum Capital Partners, L.P.(94)	1,067,241	849,119	218,122	*

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
Coliseum Capital Partners II, L.P.(94)	263,938	210,416	53,522	*
D.E. Shaw Valence Portfolios L.L.C.(95)	1,663,444	176,350	1,487,094	*
Pine River Master Fund LTD.(96)	131,565	131,565	0	*
Sunrise Partners Limited Partnership(97)	733,829	55,769	678,060	*
Osterweis Strategic Income Fund(98)	6,445,810	6,445,810	0	*
Osterweis Strategic Investment Fund(98)	131,546	131,546	0	*

*
Less than 1%.

(1)
The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC's rules, pursuant to which a person is deemed to be a "beneficial owner" of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)
We are unable to identify the holders of the Public Warrants or the number of shares of Common Stock that they beneficially own. The Public Warrants were originally sold as part units offered in the IPO. Upon consummation of the Business Combination, Hennessy Capital's units separated into their component parts of one share of Common Stock and one Public Warrant.

(3)
Ms. Hemker has served as Assistant Corporate Controller for the Company or Private Daseke since 2013.

(4)
Ms. Moss has served as our Vice President, Chief Accounting Officer and Corporate Controller since February 27, 2017. Ms. Moss served Private Daseke as Chief Accounting Officer beginning in November 2017, as Vice President and Corporate Controller beginning in February 2015 and as Corporate Controller beginning in June 2013.

(5)
Ms. Aves serves, and for at least the past three years has served, as Executive Assistant for the Company or Private Daseke.

(6)
Ms. Daseke serves, and has served since November 2016, as an employee of the Company or Private Daseke.

Ms. Daseke is the record holder of 28,841 shares of Common Stock. The shares reported in the above table also include shares held of record by Ms. Daseke's spouse, Don R. Daseke, (see footnote 19) and The Walden Group, Inc., an entity of which Mr. Daseke is the President and majority stockholder (see footnote 68). Ms. Daseke disclaims beneficial ownership of the shares held of record by Mr. Daseke and The Walden Group, Inc. except to the extent of her pecuniary interest therein.

(7)
The members of BOD, LLC—The Daseke Series are DGR Partners, LLC, Robert G. Martin individually, Clark Byroad individually, Robert A. Klint individually, and Clark Cohen, LLC. The company is member managed. The officers of BOD, LLC—The Daseke Series are President, Donald G. Reece, Vice President, Robert G. Martin, and Secretary/Treasurer Clark Byroad. Donald G. Reece is authorized, and may be deemed to share voting and investment power over the 562 shares held of record by BOD, LLC—The Daseke Series, and as a result may be deemed to beneficially own these shares.

(8)
Mr. Bradford has served as Assistant Controller—Financial Reporting for the Company or Private Daseke since November 2015.

(9)
Mr. Bonner has served as a member of the Company's board of directors since February 27, 2017 and served as a member of Private Daseke's board of directors from February 2015 until the consummation of the Business Combination on February 27, 2017.

(10)
Mr. Hornady serves, and for at least the past three years has served, as the Chief Executive Officer of Hornady Transportation, LLC, a subsidiary of the Company, which Private Daseke acquired in August 2015. Mr. Hornady served as member of Private Daseke's board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until December 2016.

(11)
Mr. Moseley serves, and for approximately the past two years has served, as the Customer Service Representative of Bulldog Hiway Express ("Bulldog"), a subsidiary of the Company, which Private Daseke acquired in July 2015.

(12)
Ms. Nelson serves, and for approximately the past one year has served, as the Vice President and Controller of Bulldog, a subsidiary of the Company, which Private Daseke acquired in July 2015.

(13)
Mr. Cooper serves, and for at least the past three years has served, as the Chief Operating Officer of Boyd Bros. Transportation Inc. ("Boyd") and its subsidiaries and as President of Boyd Logistics, L.L.C. ("Boyd Logistics") and its subsidiaries. Boyd and Boyd Logistics are subsidiaries of the Company. Mr. Cooper served as a member of Private Daseke's board of directors from November 2013 to September 2015 and from July 2016 until December 2016.

(14)
Jeffrey A. Cozad is a managing member of Cozad Investments, GP, which is the general partner of Cozad Investments, L.P. Therefore, Mr. Cozad may be deemed to have shared voting and investment power with respect to the reported shares. Mr. Cozad disclaims beneficial ownership of the shares held of record by Cozad Investments, L.P. except to the extent of his pecuniary interest therein.

(15)
Mr. Wirkkala serves, and for at least the past three years has served, as the President and Chief Executive Officer of Smokey Point Distributing, Inc., a subsidiary of the Company. Mr. Wirkkala served as a member of Private Daseke's board of directors from December 2008 to September 2015 and from July 2016 until December 2016.

(16)
David Daseke is the son of Don R. Daseke.

(17)
EFC Financial GP, LLC is the general partner of Daseke Trucking Preferred, LP. Jonathan Shepko, who has served as a member of our board of directors since February 28, 2017, is the sole manager of EFC Financial GP, LLC. Therefore, Mr. Shepko may be deemed to have shared voting and investment power with respect to the reported shares. Mr. Shepko disclaims beneficial ownership of the shares held of record by Daseke Trucking Preferred, LP except to the extent of his pecuniary interest therein.

(18)
Held jointly by Mr. and Ms. Stone, who share voting and investment power with respect to the reported shares.

(19)
Mr. Daseke has served as our Chief Executive Officer, President and Chairman of the Board of Directors since February 27, 2017. He served as the President, Chief Executive Officer and Chairman of the Board of Directors of Private Daseke since its formation in November 2008.

Mr. Daseke is the record holder of 1,308,795 shares of Common Stock. The shares reported in the above table also include shares held of record by Barbara Daseke, his spouse, (see footnote 6) and by The Walden Group, Inc., an entity of which Mr. Daseke is the President and majority stockholder (see footnote 68). Mr. Daseke disclaims beneficial ownership of the shares held of record by Ms. Daseke and The Walden Group, Inc. except to the extent of his pecuniary interest therein.

(20)
Paul Stewart has voting and investment power with respect to the reported shares.

(21)
Gail Cooper and Ginger Hartzog are co-trustees of the Estate of Frances S. Boyd and, as such, each may be deemed to have shared voting and investment power over the reported shares. Ms. Cooper and Ms. Hartzog each disclaims beneficial ownership of the reported shares except to the extent of her respective pecuniary interest therein.

(22)
Tamara S. Phillips and James A. Fisher, officers of Fisher Properties of Indiana, Inc., each may be deemed to share voting and investment power with respect to the reported shares. Ms. Phillips and Mr. Fisher disclaim beneficial ownership of the shares held of record by Fisher Properties of Indiana, Inc. except to the extent of their respective pecuniary interest therein.

(23)
Ronald J. Gafford is the general partner of Gafford Investment, Ltd. and therefore may be deemed to share voting and investment power with respect to the shares; however, Mr. Gafford disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Mr. Gafford has served as a member of our board of directors since February 27, 2017 and served as a member of Private Daseke's board of directors from February 2015 until the consummation of the Business Combination on February 27, 2017.

(24)
Amy C. Holland is the trustee and beneficiary of the Gail B Cooper Child Trust F/B/O Amy C Holland. As such, she may be deemed to have voting and investment power over the reported shares.

(25)
Christopher R. Cooper is the trustee and beneficiary of the Gail B Cooper Child Trust F/B/O Christopher R. Cooper. As such, he may be deemed to have voting and investment power over the reported shares.

(26)
Ms. Cooper serves, and for at least the past three years has served, as the Chief Executive Officer of Boyd, a subsidiary of the Company.

Ms. Cooper is the record holder of 98,636 shares of Common Stock. The shares reported in the above table also include shares held of record by the Estate of Francis S. Boyd (see footnote 21), the Gail B Cooper Child Trust F/B/O Amy C Holland (see footnote 24) and the Gail B Cooper Child Trust F/B/O Christopher R. Cooper (see footnote 25). Ms. Cooper disclaims beneficial ownership of the shares held of record thereby except to the extent of her pecuniary interest therein

(27)
Gekabi Capital GP, LLC is the general partner of Gekabi Capital Management, LP. As manager of Gekabi Capital GP, LLC, George H. Bishop may be deemed to have shared voting and investment power over the shares; however, Mr. Bishop disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(28)
Mr. Hirsch has served as Vice President for the Company or Private Daseke since 2015. Mr. Hirsch transferred from Smokey Point Distributing, Inc., the Company's first operating company, where he served as Vice President, Business Strategy from 2010 through 2015.

(29)
Ms. Flores-Ricks has served as Financial and Legal Specialist for the Company or Private Daseke since July 2016.

(30)
Mr. Peterman is the grandson of Don R. Daseke.

(31)
James Charles Niemann is a co-trustee of the James Niemann Trust, a testamentary trust of which he is also the beneficiary. As co-trustee, he may be deemed to have shared voting and investment power over the reported shares, and as beneficiary of the trust, he may also be deemed to be the beneficial owner of the reported shares.

(32)
Mr. Randolph serves, and for at least the past three years has served, as the Treasurer/Secretary of J. Grady Randolph, Inc., Randolph Brothers, LLC and Bros, LLC, each a subsidiary of the Company.

(33)
Ms. Kiker has served as Human Resources Manager for the Company or Private Daseke since January 2015.

(34)
Mr. Daseke is the grandson of Don R. Daseke.

(35)
Mr. Michell has served as Director of Finance for the Company or Private Daseke since July 2013.

(36)
Mr. Jordan serves, and for at least the past three years has served, as the President of Lone Star Transportation, LLC, a subsidiary of the Company, which Private Daseke acquired in October 2014. Mr. Jordan served as a member of Private Daseke's board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the December 2016.

Mr. Jordan is the record holder of 1,250,537 shares of Common Stock. The shares reported in the above table also include shares held of record by The Jordan Family Irrevocable Trust (see footnote 37) and The Joy and Kevin Jordan Revocable Trust (see footnote 38). Ms. Jordan disclaims beneficial ownership of the shares held of record by The Jordan Family Irrevocable Trust and The Joy and Kevin Jordan Revocable Trust except to the extent of his pecuniary interest therein.

(37)
Joseph Kevin Jordan is the trustee of The Jordan Family Irrevocable Trust and therefore may be deemed to share voting and investment power with respect to the reported shares; however, Mr. Jordan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(38)
Joseph Kevin Jordan is the trustee of The Joy and Kevin Jordan Revocable Trust and therefore may be deemed to share voting and investment power with respect to the reported shares; however, Mr. Jordan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(39)
Ms. Nicholson is the daughter of Don R. Daseke.

(40)
Ms. Daseke is the granddaughter of Don R. Daseke.

(41)
Mr. Fitzgerald has served as Internal Controls Manager for the Company or Private Daseke since January 2015.

(42)
Ms. Wright served as a member of Private Daseke's board of directors from August 2015 to December 2016.

(43)
Lee Tenzer, trustee and grantor of the Lee E. Tenzer Trust, may be deemed to have voting and investment power with respect to the shares.

(44)
Lenox Hill Capital, LLC is a limited liability company with four members, one of whom is Jonathan Shepko. Since February 28, 2017, Mr. Shepko has served as a member of our board of directors. Mr. Shepko may be deemed to share voting and investment power with respect to the shares held thereby; however, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(45)
Mr. Randolph serves, and for at least the past three years has served, as the President of J. Grady Randolph, Inc., Randolph Brothers, LLC and Bros, LLC, each a subsidiary of the Company. Mr. Randolph served as a member of Private Daseke's board of directors from June 2013 until September 2015 and again from July 2016 until December 2016.

(46)
Mr. Daseke is the grandson of Don R. Daseke.

(47)
Mr. Daseke is the son of Don R. Daseke.

(48)
Ms. Weber has served as Senior Accountant for the Company or Private Daseke since 2016 and as a member of the accounting staff since November 2013.

(49)
Steven H. Durham has voting and investment power with respect to the reported shares.

(50)
Brad Zellar is a general partner of PANABCO, a general partnership, and as such, has sole voting and investment power with respect to the reported shares. Mr. Zellar disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(51)
Mr. Coil serves, and for at least the past three years has served, as the Chief Financial Officer, Secretary and Treasurer of Central Oregon Truck Company, a subsidiary of the Company. Mr. Coil also served as the Treasurer of E.W. Wylie Corporation, also a subsidiary of the Company, from November 2015 through February 2017.

(52)
Mr. Byrd serves, and for at least the past three years has served, as the Chief Executive Officer of Bulldog, a subsidiary of the Company, which Private Daseke acquired in July 2015. Mr. Byrd served as a member of Private Daseke's board of directors from the date of such acquisition until September 2015 and again from July 2016 until December 2016.

(53)
Point Cypress Investments, LLC is 100% owned by Judson C. Green and Joyce T. Green, who are the sole managers. Therefore, Mr. and Ms. Green may be deemed to have shared voting and investment power with respect to the reported shares. Mr. and Ms. Green disclaim beneficial ownership of the shares held of record by Point Cypress Investments, LLC except to the extent of their respective pecuniary interest therein.

(54)
Q Management, LLC is the general partner of Q Management Group, L.P. and, as such, has full authority to manage the affairs and investments of the of Q Management Group, L.P. Lee A. Bailey is the sole manager of Q Management, LLC, and Mr. Bailey has full authority to manage the Q Management, LLC. The sole member and owner of Q Management LLC is the Lee A. Bailey Management Trust, which was created by Lee A. Bailey, who is also the sole Trustee in charge of all affairs of such trust. Therefore, Mr. Bailey may be deemed to have shared voting and investment power with respect to the reported shares. Mr. Bailey disclaims beneficial ownership of the shares held of record by Q Management Group, L.P. except to the extent of his pecuniary interest therein.

(55)
Mr. Wheeler has served as our Executive Vice President and Chief Financial Officer and as a member of our Board of Directors since February 27, 2017. Mr. Wheeler served Private Daseke as a member of the board of directors beginning in December 2016, as Executive Vice President and Corporate Chief Financial Officer beginning in February 2015 and as Senior Vice President and Corporate Chief Financial Officer beginning in August 2012.

(56)
Mr. Morant has served as Financial Planning & Analysis Manager for the Company or Private Daseke since August 2016. Mr. Morant served Private Daseke as a Financial Analyst from June 2014 through July 2016.

(57)
Mr. Taylor serves, and for at least the past three years has served, as the President of WTI Transport, a subsidiary of the Company.

(58)
Mr. Bailey previously served as the President of Boyd Bros. Transportation Inc., a subsidiary of the Company.

(59)
Mr. Williams serves, and for at least the past three years has served, as the Chief Executive Officer, President and Chief Operating Officer of Central Oregon Truck Company, a subsidiary of the Company. Mr. Williams also served as the Chief Executive Officer of E.W. Wylie Corporation, also a subsidiary of the Company, from November 2015 through February 2017. Mr. Williams served as a member of Private Daseke's board of directors from August 2013 until September 2015 and again from July 2016 until December 2016.

(60)
Held jointly by Mr. and Ms. Bigham, who share voting and investment power with respect to the reported shares.

(61)
Mr. Moseley serves, and for approximately the past two years has served, as the Chief Administrative Officer of Bulldog, a subsidiary of the Company.

(62)
Mr. Samuel R. Scheef is the sole limited partner of Scheef Capital Company, LP. Scheef Capital Management Company, LLC is the general partner of Scheef Capital Company, LP, and Mr. Scheef is the sole manager of Scheef Capital Management Company, LLC. Accordingly, Mr. Scheef may be deemed to hold shared voting and investment power with respect to the shares held of record by Scheef Capital Company, LP, and as a result may be deemed to beneficially own such shares. Mr. Scheef disclaims beneficial ownership of the shares held of record by Scheef Capital Company, LP except to the extent of his pecuniary interest therein.

(63)
Mr. Hoppe serves as President of E.W. Wylie Corporation, a subsidiary of the Company. He was appointed to this position in March 2017. Mr Hoppe served E.W. Wylie Corporation as the Vice President of Business Development from November 2015 through February 2017 and was the Vice President of Sales from 2012 through November 2015.

(64)
Lee Tenzer is sole general partner of the Tenzer Family Limited Partnership and is responsible for making decisions regarding the investments, activities and actions of the Tenzer Family Limited Partnership. Therefore, Mr. Tenzer may be deemed to share voting and investment power with respect to the reported shares.

(65)
Andrea Stewart is the Executor of the Estate of James G. Stewart and, as such, may be deemed to have shared voting and investment power over the reported shares. Ms. Stewart disclaims beneficial ownership of the reported shares except to the extent of her pecuniary interest therein.

(66)
Thomas Hund, a member of Private Daseke's board of directors from October 2014 to December 2016, and Judy Hund are Trustees of The Hund Family Trust. Mr. and Ms. Hund may be deemed to share voting and investment power over the shares held directly by The Hund Family Trust and as a result may be deemed to beneficially own such shares. Mr. and Ms. Hund disclaim beneficial ownership of the shares held of record by The Hund Family Trust, except to the extent of their pecuniary interest therein.

(67)
Steven H. Durham is President of the Steven H. Durham Family Foundation and, as such, may be deemed to have shared voting and investment power over the reported shares. Mr. Durham disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(68)
Suzanne A. Hoover, trustee of The Suzanne A. Hoover Revocable Trust, may be deemed to have voting and investment power with respect to the shares.

(69)
Don R. Daseke is the President, a director and the majority stockholder of The Walden Group, Inc. Therefore, Mr. Daseke may be deemed to share voting and investment power with respect to the shares; however, Mr. Daseke disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(70)
Mr. Moon has served as Tax Manager for the Company or Private Daseke since June 2014.

(71)
Ms. Friedrichs serves, and for approximately the past one year has served, as the Vice President of Human Resources of Bulldog, a subsidiary of the Company, which Private Daseke acquired in July 2015

(72)
O. Haynes Marris is the sole member and sole manager of ACH Management, LLC, the general partner of VCA Daseke, L.P. As such, Mr. Marris may be deemed to have shared voting and investment power over the reported shares. Mr. Marris disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(73)
Include shares of Common Stock issuable upon exercise by such Selling Securityholders of their respective Private Placement Warrants as follows:

Selling Securityholder	Number of Private Placement Warrants Beneficially Owned Prior to the Offering (as of March 20, 2017)	Number of Shares of Common Stock Issuable Upon Exercise of Private Placement Warrants
Daniel J. Hennessy	375,000	187,500
Steven D. Hovde	75,000	37,500
TLP Investment Partners LLC	50,000	25,000
Nicholas A. Petruska	89,460	44,730
Dennis Petruska	10,000	5,000
Thomas J. Sullivan	198,918	99,459
The Bradley J. Bell Revocable Trust	596,756	298,378
Richard Burns	596,756	298,378
Kevin Charlton	198,918	99,459
Charles B. Lowrey II	198,918	99,459
Peter Shea	596,756	298,378
Joseph Tabet	596,756	298,378
DeForest P. Davis	994,595	497,297
Tiffany A. Lytle	397,837	198,918
DVDC/PEI, LLC	1,591,352	795,676
Nicholas Geeza	99,460	49,730
Christian W.E. Haub	696,216	348,108
Thomas Hennessy	99,460	49,730
Robert S. Karlblom 2011 Revocable Trust UAD 4/18/11	198,918	99,459
Kenneth Kranzberg Revocable Trust	497,298	248,649
Markus Lahrkamp	397,838	198,919
HLM Group LLC	497,298	248,649
Mark D. Alvarez	308,324	154,162
Michael Hennessy	49,730	24,865
Katherine Willis	49,730	24,865
Green Dolphin Capital, LLC	497,298	248,649
Kyle Textor	49,730	24,865
TLP Investment Holdings LLC	3,779,460	1,889,730
Bradford B Couri and Ana Couri, JTWRS	148,916	74,458
Wolf Creek Investments II, LLC	100,131	50,065
Bradford B. Couri Legacy Trust	99,311	49,655
Eric Baer Revocable Trust dated 10/17/05	99,310	49,655
Sean M. Haas Trust dated 4/15/05	49,630	24,815
Ansari 3 Twelve LLC II	795,676	397,838
(74)
Mr. Hennessy has served as the Vice Chairman of our board of directors since February 27, 2017. He also served as Hennessy Capital's Chief Executive Officer and the Chairman of Hennessy Capital's Board of Directors from May 2015 until the consummation of the Business Combination on February 27, 2017.

(75)
TLP Investment Partners LLC is majority owned by TLP Group LLC, which is also the General Manager of TLP Investment Partners LLC. TLP Group LLC is majority owned by David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Partners LLC.

(76)
Mr. Petruska served as Hennessy Capital's Executive Vice President, Chief Financial Officer and Secretary from May 2015 until the consummation of the Business Combination on February 27, 2017.

(77)
Mr. Sullivan served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(78)
Bradley Bell is trustee of The Bradley J. Bell Revocable Trust and has voting and investment control over the trust. Mr. Bell served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(79)
Mr. Burns served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(80)
Mr. Charlton has served as a member of our board of directors since the IPO. He also served as Hennessy Capital's President and Chief Operating Officer from May 2015 until the consummation of the Business Combination on February 27, 2017.

(81)
Mr. Shea served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(82)
DeForest P. Davis has the power to vote and dispose of the securities in such entity.

(83)
Robert S. Karlblom has the power to vote and dispose of the securities in such entity.

(84)
Kenneth Kranzberg has the power to vote and dispose of the securities in such entity.

(85)
Harvey Miller has the power to vote and dispose of the securities in such entity.

(86)
Gary Rappeport has the power to vote and dispose of the securities in such entity.

(87)
TLP Investment Holdings, LLC is majority owned by TLP Trading LLC. The manager of TLP Trading LLC is TLP Management, LP. The general partner of TLP Management, LP is TLP Ultimate GP LLC. The managing member of TLP Ultimate GP LLC is David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the securities in TLP Investment Holdings LLC.

(88)
Wolf Creek Investment Management, LLC ("WCIM"), has voting and investment control of Wolf Creek Investments II, LLC. The sole manager of WCIM is Levoyd E. Robinson.

(89)
Bradford B. Couri has the power to vote and dispose of the securities in such entity.

(90)
Eric Baer has the power to vote and dispose of the securities in such entity.

(91)
Sean M. Haas has the power to vote and dispose of the securities in such entity.

(92)
Mohsin Ansari has the power to vote and dispose of the securities in such entity.

(93)
Include shares of Common Stock issuable upon conversion of our Series A Preferred Stock (assuming a conversion price of $11.50 per share) as follows:

Selling Securityholder	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to the Offering (as of March 20, 2017) and to be Offered Hereby Number of Series A Preferred Stock	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock
Blackwell Partners, LLC, Series A	33,168	288,417
Coliseum Capital Partners, L.P.	93,630	814,173
Coliseum Capital Partners II, L.P.	23,202	201,756
Osterweis Strategic Income Fund	490,000	4,260,869
Osterweis Strategic Investment Fund	10,000	86,956
(94)
The Common Stock beneficially owned is held, in the amounts set forth in the table, directly by (a) Coliseum Capital Partners, L.P. ("CCP"), an investment limited partnership of which Coliseum Capital, LLC ("CC") is general partner and for which Coliseum Capital Management, LLC ("CCM") serves as investment adviser, (b) Coliseum Capital Partners II, L.P. ("CCPII"), an investment limited partnership of which CC is general partner and for which CCM serves as investment adviser, and (c) Blackwell Partners, LLC Series A, a separate account investment advisory client of CCM (the "Separate Account"). The number of shares listed as beneficially owned consist of: (i) with respect to the Separate Account, 88,829 shares of Common Stock held directly and 288,417 shares of Common Stock that could be acquired within 60 days upon the conversion of 33,168 shares of Series A Preferred Stock; (ii) with respect to CCP, 253,068 shares of Common Stock held directly and 814,173 shares of Common Stock that could be acquired within 60 days upon the conversion of 93,630 shares of Series A Preferred Stock; and (iii) with respect to CCPII, 62,182 shares of Common Stock held directly and 201,756 shares of Common Stock that could be acquired within 60 days upon the conversion of 23,202 shares of Series A Preferred Stock. Christopher Shackelton ("Shackelton") and Adam Gray ("Gray") are managers of and have an ownership interest in each of CCM and CC and may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of the Separate Account, CCP and CCPII. The address for each of the Separate Account, CCP, CCPII, Gray and Shackelton is 105 Rowayton Avenue, Norwalk CT 06853.

(95)
D. E. Shaw & Co., L.P. ("DESCO LP"), as the investment adviser and manager of Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the reported shares. D. E. Shaw & Co., Inc. ("DESCO Inc."), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the reported shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the reported shares on DESCO LP's behalf. Neither DESCO LP nor DESCO Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the reported shares.

David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw's position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the reported shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the reported shares. David E. Shaw disclaims beneficial ownership of the reported shares.

(96)
Pine River Master Fund Ltd. is managed by Pine River Capital Management L.P. Brian Taylor, Manager and President of Pine River Capital Management LLC, the general partner of Pine River Capital Management L.P., the investment manager of Pine River Master Fund Ltd., has voting or investment power over the securities reported herein that are held by Pine River Master Fund Ltd. Brian Taylor disclaims beneficial ownership in the Common Stock reported herein except to the extent of his pecuniary interest therein.

(97)
Includes shares of Common Stock that may be issued upon the exercise of 556,120 warrants owned by Sunrise Partners Limited Partnership. Paloma Partners Management Company and Paloma Partners Advisors LP are the general partners of Sunrise Partners Limited Partnership. S. Donald Sussman, Warren Empey and Christopher Tuzzo share discretionary voting and investment authority over the shares owned by Sunrise Partners Limited Partnership.

(98)
The shares of Series A Preferred Stock owned by the Osterweis Strategic Income Fund and the Osterweis Strategic Investment Fund (referred to herein collectively as the "Osterweis Investor") are subject to a beneficial ownership limitation which requires 65 days' notice before a holder of Series A Preferred Stock may convert its Series A Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the "Beneficial Ownership Limitation"). The shares set forth in the table above with respect to the Osterweis Investor represent the shares of Common Stock into which its 500,000 shares of Series A Preferred Stock are initially convertible (assuming a conversion price of $11.50 per share), subject to the Beneficial Ownership Limitation. If the Osterweis Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the Osterweis Investor would beneficially own approximately 4,347,826 shares, or 14.3%, of Common Stock (assuming a conversion price of $11.50 per share). Carl Kaufman, the lead Portfolio Manager and Managing Director of Fixed Income of the investment manager, has voting or investment power over the securities reported herein that are held by the Osterweis Investor. Mr. Kaufman disclaims beneficial ownership in the common stock reported herein except to the extent of his pecuniary interest therein.

Private Placement Warrants

Name of Selling Securityholder	Number of Warrants Beneficially Owned Prior to the Offering (as of March 20, 2017) and to be Offered Hereby	Number of Warrants Beneficially Owned After Completion of the Offering
Daniel J. Hennessy(1)	375,000	0
Steven D. Hovde	75,000	0
TLP Investment Partners LLC(2)	50,000	0
Nicholas A. Petruska(3)	89,460	0
Dennis Petruska	10,000	0
Thomas J. Sullivan(4)	198,918	0
The Bradley J. Bell Revocable Trust(5)	596,756	0
Richard Burns(6)	596,756	0
Kevin Charlton(7)	198,918	0
Charles B. Lowrey II	198,918	0
Peter Shea(8)	596,756	0
Joseph Tabet	596,756	0
DeForest P. Davis	994,595	0
Tiffany A. Lytle	397,837	0
DVDC/PEI, LLC(9)	1,591,352	0
Nicholas Geeza	99,460	0
Christian W.E. Haub	696,216	0
Thomas Hennessy	99,460	0
Robert S. Karlblom 2011 Revocable Trust UAD 4/18/11(10)	198,918	0
Kenneth Kranzberg Revocable Trust(11)	497,298	0
Markus Lahrkamp	397,838	0
HLM Group LLC(12)	497,298	0
Mark D. Alvarez	308,324	0
Michael Hennessy	49,730	0
Katherine Willis	49,730	0
Green Dolphin Capital, LLC(13)	497,298	0
Kyle Textor	49,730	0
TLP Investment Holdings LLC(14)	3,779,460	0
Bradford B Couri and Ana Couri, JTWRS	148,916	0
Wolf Creek Investments II, LLC(15)	100,131	0
Bradford B. Couri Legacy Trust(16)	99,311	0
Eric Baer Revocable Trust dated 10/17/05(17)	99,310	0
Sean M. Haas Trust dated 4/15/05(18)	49,630	0
Ansari 3 Twelve LLC II(19)	795,676	0

(1)
Mr. Hennessy has served as the Vice Chairman of our board of directors since February 27, 2017. He also served as Hennessy Capital's Chief Executive Officer and the Chairman of the Board of Directors from May 2015 until the consummation of the Business Combination on February 27, 2017.

(2)
TLP Investment Partners LLC is majority owned by TLP Group LLC, which is also the General Manager of TLP Investment Partners LLC. TLP Group LLC is majority owned by David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Partners LLC.

(3)
Mr. Petruska served as Hennessy Capital's Executive Vice President, Chief Financial Officer and Secretary from May 2015 until the consummation of the Business Combination on February 27, 2017.

(4)
Mr. Sullivan served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(5)
Bradley Bell is trustee of The Bradley J. Bell Revocable Trust and has voting and investment control over the trust. Mr. Bell served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(6)
Mr. Burns served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(7)
Mr. Charlton has served as a member of our board of directors since the IPO. He also served as Hennessy Capital's President and Chief Operating Officer from May 2015 until the consummation of the Business Combination on February 27, 2017.

(8)
Mr. Shea served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(9)
DeForest P. Davis has the power to vote and dispose of the shares in such entity.

(10)
Robert S. Karlblom has the power to vote and dispose of the shares in such entity.

(11)
Kenneth Kranzberg has the power to vote and dispose of the shares in such entity.

(12)
Harvey Miller has the power to vote and dispose of the shares in such entity.

(13)
Gary Rappeport has the power to vote and dispose of the shares in such entity.

(14)
TLP Investment Holdings, LLC is majority owned by TLP Trading LLC. The manager of TLP Trading LLC is TLP Management, LP. The general partner of TLP Management, LP is TLP Ultimate GP LLC. The managing member of TLP Ultimate GP LLC is David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Holdings LLC.

(15)
Wolf Creek Investment Management, LLC ("WCIM"), has voting and investment control of Wolf Creek Investments II, LLC. The sole manager of WCIM is Levoyd E. Robinson.

(16)
Bradford B. Couri has the power to vote and dispose of the shares in such entity.

(17)
Eric Baer has the power to vote and dispose of the shares in such entity.

(18)
Sean M. Haas has the power to vote and dispose of the shares in such entity.

(19)
Mohsin Ansari has the power to vote and dispose of the shares in such entity.

Series A Preferred Stock

Selling Securityholder	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to the Offering (as of March 20, 2017) and to be Offered Hereby	Number of Shares of Series A Preferred Stock Beneficially Owned After Completion of the Offering
Blackwell Partners, LLC, Series A(1)	33,168	0
Coliseum Capital Partners, L.P.(1)	93,630	0
Coliseum Capital Partners II, L.P.(1)	23,202	0
Osterweis Strategic Income Fund(2)	490,000	0
Osterweis Strategic Investment Fund(2)	10,000	0

(1)
The Series A Preferred Stock beneficially owned is held, in the amounts set forth in the table, directly by (a) Coliseum Capital Partners, L.P. ("CCP"), an investment limited partnership of which Coliseum Capital, LLC ("CC") is general partner and for which Coliseum Capital Management, LLC ("CCM") serves as investment adviser, (b) Coliseum Capital Partners II, L.P. ("CCPII"), an investment limited partnership of which CC is general partner and for which CCM serves as investment adviser, and (c) Blackwell Partners, LLC Series A, a separate account investment advisory client of CCM (the "Separate Account"). Christopher Shackelton ("Shackelton") and Adam Gray ("Gray") are managers of and have an ownership interest in each of CCM and CC and may be deemed to have shared voting and investment power with respect to the shares of our capital stock owned by each of the Separate Account, CCP and CCPII. The address for each of the Separate Account, CCP and CCPII, Gray and Shackelton is 105 Rowayton Avenue, Norwalk CT 06853.

(2)
The shares of Series A Preferred Stock owned by the Osterweis Strategic Income Fund and the Osterweis Strategic Investment Fund (referred to herein collectively as the "Osterweis Investor") are subject to a beneficial ownership limitation which requires 65 days' notice before a holder of Series A Preferred Stock may convert its Series A Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the "Beneficial Ownership Limitation"). The shares set forth in the table above with respect to the Osterweis Investor represent the shares of Common Stock into which its 500,000 shares of Series A Preferred Stock are initially convertible (assuming a conversion price of $11.50 per share), subject to the Beneficial Ownership Limitation. If the Osterweis Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the Osterweis Investor would beneficially own approximately 4,347,826 shares, or 14.3%, of Common Stock (assuming a conversion price of $11.50 per share). Carl Kaufman, the lead Portfolio Manager and Managing Director of Fixed Income of the investment manager, has voting or investment power over the securities reported herein that are held by the Osterweis Investor. Mr. Kaufman disclaims beneficial ownership in the common stock reported herein except to the extent of his pecuniary interest therein.

Material Relationships with Selling Security Holders

        Please see "Certain Relationships and Related Transactions" in the Proxy Statement and in the Current Report on Form 8-K filed with the SEC on March 3, 2017, and subsequently amended on March 16, 2017, and the Current Report on Form 8-K filed with the SEC on December 22, 2016 for information regarding material relationships with our Selling Securityholders within the past three years.

        On July 22, 2015, Hennessy Capital, the HCAC Sponsor and the Founder Share Holders entered into a registration rights agreement. Concurrently with the closing of the Business Combination, that agreement was amended and restated, effective as of February 27, 2017 (the "Registration Rights Agreement"), to include certain of the Private Daseke Stockholders, the Backstop Commitment Investors and the Preferred Investors.

        On May 11, 2015, Hennessy Capital and the HCAC Sponsor entered into a Sponsor Warrants Purchase Agreement, pursuant to which the HCAC Sponsor purchased 15,080,756 Private Placement Warrants in a private placement transaction that closed simultaneously with the consummation of the IPO.

        On April 29, 2015, Hennessy Capital and the HCAC Sponsor entered into a Securities Subscription Agreement pursuant to which the HCAC Sponsor purchased an aggregate of 5,031,250 shares of Common Stock (41,273 of which were subsequently forfeited), which were issued in a private placement prior to the closing of the IPO. On May 20, 2015, the HCAC Sponsor and certain officers, directors and an advisor of Hennessy Capital entered into a Securities Assignment Agreement pursuant to which the HCAC Sponsor transferred an aggregate of 440,000 shares to such persons for an aggregate purchase price of $2,200.00.

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

        Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

        The prices at which the shares of Common Stock underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Resale of Common Stock, Private Placement Warrants and Series A Preferred Stock by Selling Securityholders

        We are registering Common Stock, Private Placement Warrants and Series A Preferred Stock offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock, Private Placement Warrants and/or Series A Preferred Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on Nasdaq (in the case of our Common Stock and Private Placement Warrants) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

        The Selling Securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

  •
  in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

  •
  in privately negotiated transactions;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through the settlement of short sales (including short sales "against the box"), in each case subject to compliance with the Securities Act and other applicable securities laws;

  •
  through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

  •
  an exchange distribution in accordance with the rules of the applicable exchange, if any;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

  •
  directly to one or more purchasers;

  •
  in other ways not involving market makers or established trading markets;

  •
  by pledge to secure debts and other obligations;

  •
  through agents; or

  •
  in any combination of the above or by any other legally available means.

        The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

        The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The Selling Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

        To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

        In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        If a Selling Securityholder wants to sell its securities under this prospectus in the United States, the Selling Securityholder will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a Selling Securityholder will be able to advise a Selling Securityholder in which states our securities are exempt from registration with that state for secondary sales.

        Any person who purchases our securities from a Selling Securityholder offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

        When the registration statement that includes this prospectus becomes effective, and a Selling Securityholder indicates in which state(s) such Selling Securityholder desires to sell such Selling Securityholder's securities, we will be able to identify whether such Selling Securityholder will need to register or will be able to rely on an exemption therefrom.

        We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the Selling Securityholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.

        We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or "blue sky" laws. The registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective, will be borne by the Company. The parties to the Registration Rights Agreement shall be responsible for any underwriters' commissions and discounts or brokerage fees in respect of the registrable securities sold by them and the fees and expenses of any legal counsel representing them except as otherwise set forth in the Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

        Our charter authorizes the issuance of 260.0 million shares of capital stock, consisting of 250.0 million shares of Common Stock, $0.0001 par value per share, and 10.0 million shares of preferred stock, $0.0001 par value, 650,000 of which have been designated as Series A Preferred Stock and the remaining 9.35 million of which are undesignated. The outstanding shares of our Series A Preferred Stock and Common Stock are, and the shares of Common Stock issuable upon exercise of the outstanding Warrants and upon conversion of the outstanding Series A Preferred Stock will be upon issuance, duly authorized, validly issued, fully paid and non-assessable.

        As of March 20, 2017, there were 37,715,960 shares of Common Stock outstanding, excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of unsurrendered Warrants.

Common Stock

        The charter provides that all shares of Common Stock will have identical rights, powers, preferences and privileges.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designations for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Holders of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        There are no sinking fund provisions applicable to the Common Stock.

        In the event of a liquidation, dissolution or winding up of our company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights.

Election of Directors

        Our board of directors is divided into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

        The Founder Shares are shares of Common Stock that are identical to the shares of Common Stock included in the units that were sold in the IPO, and the Founder Share Holders have the same stockholder rights as public stockholders, except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

        With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the HCAC Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of the Business Combination or earlier if, (x) subsequent to the Business Combination, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Preferred Stock

        Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to provide for the issuance of shares of the preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

Series A Preferred Stock

        Our charter authorizes the issuance of 10.0 million shares of preferred stock, $0.0001 par value, and, on February 27, 2017, we designated, authorized and issued 650,000 shares of preferred stock as Series A Convertible Cumulative Preferred Stock. We refer to that series as our "Series A Preferred Stock."

        Under the Certificate of Designations, each share of Series A Preferred Stock will be convertible, at the holder's option at any time, initially into approximately 8.6957 shares of our Common Stock (assuming a conversion price of approximately $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. If any holder elects to convert its Series A Preferred Stock after the seven-year anniversary of the issue date, if the then-current Conversion Price (as defined in the Certificate of Designations) exceeds the Weighted Average Price (as defined in the Certificate of Designations) for the Common Stock during any ten consecutive Trading Days (as defined in the Certificate of Designations), at its option by delivery of a Notice of Conversion in accordance with Section 8(b) of the Certificate of Designations no later than five business days following such tenth consecutive Trading Day, to convert any or all of such holder's shares of Series A Preferred Stock into, at our sole discretion, either Common Stock, cash or a combination of Common Stock and cash; provided, that the Company shall provide such converting holder notice of its election within two Trading Days of receipt of the Notice of Conversion; provided further, that in the event the Company elects to issue Common Stock for all or a portion of such conversion, the "Conversion Rate" for such conversion (subject to the limitations set forth in Section 11 of the Certificate of Designations) shall mean the quotient of the Liquidation Preference (as defined in the Certificate of Designations) divided by the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days commencing on the Trading Day immediately following the Trading Day on which the Company provided such notice. If the Company does not elect a settlement method prior to the deadline set forth in the Certificate of Designations, the Company shall be deemed to have elected to settle the conversion entirely in Common Stock. Based on the assumed conversion rate, a total of 5,652,171 shares of Series A Preferred Stock would be issuable upon conversion of all of the currently outstanding shares of Series A Preferred Stock.

        On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days. If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), each outstanding share of Series A Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into our Common Stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Preferred Stock following such fundamental change (as set forth in the Certificate of Designations) and (B) the quotient of (x) $100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 66 2/3% of the closing sale price of the Common Stock on the issue date plus (ii) the number of shares of Common Stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of Common Stock.

        The Series A Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our Common Stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common Stock then outstanding (referred to in this prospectus as the Beneficial Ownership Limitation) or (ii) the Series A Preferred Stock being converted into more than 19.99% of the shares of Common Stock outstanding on the initial issue date of the Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) without, in the latter instance, stockholder approval of such issuance.

        The Series A Preferred Stock also contains terms prohibiting the payment of cash dividends on the Common Stock and the repurchase or redemption of the Common Stock unless at the time of such payment, repurchase or redemption (i) all accumulated dividends on the Series A Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

        Dividends on the Series A Preferred Stock are cumulative at the Dividend Rate. The "Dividend Rate" is the rate per annum of 7.625% per share of Series A Preferred Stock on the liquidation preference (which is $100.00 per share). Dividends on the Series A Preferred Stock will accrue for all fiscal periods during which the Series A Preferred Stock is outstanding, regardless of whether we have earnings in such period, whether there are funds legally available for the payment of such dividends and whether or not the dividends are authorized or declared. Dividends for any period less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Dividends are payable quarterly in arrears in cash or, at our election and subject to the receipt of the necessary shareholder approval (to the extent necessary), in shares of Common Stock. The "Dividend Payment Dates" are March 15, June 15, September 15 and December 15 of each year, beginning on the first of such dates after the date of first issuance of the Series A Preferred Stock. The "Dividend Record Dates" with respect to any Dividend Payment Date are February 15, May 15, August 15 or November 15, as applicable, immediately preceding the Dividend Payment Date. No dividend will be declared or paid upon, or any amount set apart for the payment of dividends upon, any outstanding shares of Series A Preferred Stock for any dividend period unless all dividends for all preceding periods have been declared and paid, or declared and a sufficient amount has been set apart for the payment of such dividends on all outstanding shares of Series A Preferred Stock.

        In general, no dividends may be declared, made or set apart for payment upon any Parity Stock or Junior Stock, unless all accumulated and unpaid dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash. "Parity Stock" means any class of our capital stock or series of preferred stock established after the first issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights, and/or rights upon our liquidation and/or voting rights. "Junior Stock" means our Common Stock and any class of capital stock or series of preferred stock established after the first issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series will rank junior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation.

        If we elect to make a dividend payment, or any portion thereof, in shares of Common Stock, the number of shares deliverable will be (i) the cash amount of the dividend payment that would apply if no payment were to be made in Common Stock divided by (ii) the product of (x) the weighted average price of the Common Stock for each of the 10 consecutive trading days ending on the second trading day immediately preceding the applicable Dividend Payment Date (as equitably adjusted by our board of directors for stock splits, combinations or similar transactions) multiplied by (y) 0.95%; provided that at least two trading days prior to the beginning of the averaging period described above, we will provide written notice of such election to the holders of Series A Preferred Stock.

        We will make dividend payments in cash, except to the extent we elect to make all or any portion of such payment in shares of Common Stock or any combination thereof. We are obligated to give the holders of Series A Preferred Stock notice of any such election and the portion of the payment that will be made in cash and the portion that will be made in Common Stock no later than 12 trading days prior to the Dividend Payment Date for such dividend.

        Except as required by Delaware law, holders of the Series A Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to our certificate of incorporation, and certain significant holders of Series A Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Preferred Stock, as set forth in the Certificate of Designations.

Warrants

Public Warrants

        There are currently 19,959,908 Public Warrants outstanding, which were originally sold as part of units in the IPO. Each such warrant entitles the registered holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share ($11.50 per whole share), subject to adjustment as discussed below. Public Warrants may be exercised only for a whole number of shares of our Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will expire on February 27, 2022, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless the registration statement of which this prospectus forms a part is then effective and this prospectus remains current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any Common Stock to holders seeking to exercise their Public Warrants, unless the issuance of the Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that the registration statement of which this prospectus forms a part is not effective for the exercised Public Warrants, the purchaser of a unit containing such Warrant (prior to the consummation of the Business Combination) will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

        We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, to use our best efforts to file with the SEC the registration statement of which this prospectus forms a part for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

        Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

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  in whole and not in part;

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  at a price of $0.01 per Warrant;

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  upon not less than 30 days' prior written notice of redemption to each Warrant holder; and

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  if, and only if, the reported last sale price of the Common Stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders.

        If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $24.00 redemption trigger price as well as the Warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

        If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their Public Warrant on a "cashless basis," our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, the HCAC Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

        A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the Warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the business combination or (d) as a result of the repurchase of shares of Common Stock by us, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

        If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

        Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders as provided for in our charter or as a result of the repurchase of shares of Common Stock by us in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.

        The Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

        The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

Private Placement Warrants

        The HCAC Sponsor purchased 15,080,756 Private Placement Warrants purchased at a price of $0.50 per unit for an aggregate purchase price of approximately $7,540,000 in a private placement that closed concurrently with the consummation of Hennessy Capital's initial public offering. The Private Placement Warrants are identical to the Public Warrants sold in the initial public offering, except that, if held by the HCAC Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption.

        The Private Placement Warrants were sold in a private placement pursuant to Regulation D of the Securities Act and were exempt from registration requirements under the federal securities laws.

However, the holders of these Private Placement Warrants have agreed that they will not exercise them if, at the time of exercise, the registration statement of which this prospectus forms a part is not effective and this prospectus relating to the Common Stock issuable upon exercise of the Public Warrants is not then current or otherwise available, unless, at that time, the Public Warrants are exercisable on a cashless basis.

Dividends

        We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends although we may pay cash dividends on any shares of Series A Preferred Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, debt covenants and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time.

        Under our credit facilities, dividends and distributions are not permitted to be made by our subsidiaries to us, subject to certain exceptions, including, without limitation:

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  dividends and distributions to pay general administrative and operating costs and other corporate overhead, subject to an annual cap amount;

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  dividends and distributions to pay costs and expenses associated with our public reporting and compliance requirements;

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  dividends and distributions used to pay our tax liabilities attributable to the income or operation of our subsidiaries;

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  dividends and distributions to finance certain permitted investments under our credit facilities, subject to certain restrictions;

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  redemptions or repurchases of equity interests held by management, subject to certain restrictions; and

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  subject to certain restrictions (including compliance with a total leverage test), dividends and distributions up to an "Available Amount" of $25 million, as such may be increased by a builder component comprised of (among other things) the portion of excess cash flow not required to be used to prepay the loans, certain permitted investment amounts and the proceeds of certain equity issuances by us.

Our Transfer Agent and Warrant Agent

        The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

        We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

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  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

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  an affiliate of an interested stockholder; or

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  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

        A "business combination" includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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  our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

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  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

        Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

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  1% of the total number of shares of Common Stock then outstanding; or

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  the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

        For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our Common Stock issued pursuant to a cashless exercise of a Warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced, on the date the Warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the February 6, 2017 filing of the Proxy Statement).

        As of March 20, 2017, we had 37,715,960 shares of Common Stock outstanding. Of these shares, the 8,342,918 shares that were sold in the IPO and were not redeemed in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

        As of the date of this prospectus, there are 35,040,664 Warrants outstanding, consisting of 19,959,908 Public Warrants originally sold as part of units in the IPO and 15,080,756 Private Placement Warrants that were originally issued to the HCAC Sponsor in a private placement that closed concurrently with the consummation of the IPO. Each Warrant is exercisable for one-half of one share of our Common Stock, in accordance with the terms of the Warrant Agreement. The Public Warrants are freely tradable. In addition, we were obligated to file no later than 15 business days after the closing of the Business Combination the registration statement of which this prospectus forms a part covering the shares of our Common Stock that may be issued upon the exercise of the Warrants and cause this registration statement to become effective and maintain the effectiveness of this registration statement until the expiration of the Warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, conversion and disposition of our Series A Preferred Stock and any Common Stock received in respect of our Series A Preferred Stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS or a court will agree with these statements and conclusions. This summary is limited to holders that will hold our Series A Preferred Stock and Common Stock received in respect thereof as "capital assets" (generally, property held for investment).

        This summary does not address any U.S. federal alternative minimum, estate or gift tax considerations, the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. This summary also does not address all tax considerations that may be important to a particular investor in light of the investor's circumstances, or to certain categories of investors that may be subject to special rules, such as (without limitation):

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  banks, insurance companies or other financial institutions;

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  tax-exempt or governmental organizations;

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  tax-exempt retirement plans;

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  qualified foreign person funds (or any entities all of the interests which are held by a qualified foreign pension fund);

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  dealers in securities or foreign currencies;

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  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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  U.S. persons whose functional currency is not the U.S. dollar;

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  partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

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  persons that hold our Series A Preferred Stock or Common Stock as part of a constructive sale;

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  former U.S. citizens or long-term residents of the United States;

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  real estate investment trusts or regulated investment companies; and

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  persons that hold our Series A Preferred Stock or Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Series A Preferred Stock or Common Stock received in respect thereof, the tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership (including entities treated as partnerships for U.S. federal income tax purposes) acquiring our Series A Preferred Stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding, converting and disposing of such Series A Preferred Stock and the Common Stock received in respect thereof.

        Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of our Series A Preferred Stock and any Common Stock received in respect thereof.

Tax Consequences to U.S. Holders

        The discussion in this section is addressed to a holder of our Series A Preferred Stock and Common Stock received in respect thereof that is a U.S. holder. You are a "U.S. holder" if you are a beneficial owner of Series A Preferred Stock or Common Stock received in respect thereof and you are, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

Distributions on Series A Preferred Stock and Common Stock

        Cash distributions with respect to our Series A Preferred Stock or our Common Stock generally will be characterized as dividend income when paid, to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or Common Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such Series A Preferred Stock or Common Stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that your holding period for such Series A Preferred Stock or Common Stock, as the case may be, is more than one year as of the time of the distribution. For a discussion of your tax basis and holding period in respect of Common Stock received in respect of our Series A Preferred Stock, see below under "—Common Stock Distributions on Series A Preferred Stock" and "—Conversion of Series A Preferred Stock."

        Distributions treated as dividends that are received by non-corporate holders of our Series A Preferred Stock or Common Stock generally will be subject to a reduced U.S. federal income tax rate if such holders meet certain holding period and other applicable requirements. If a dividend received by a non-corporate holder that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of Section 1059 of the Code, any loss recognized by such non-corporate holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such "extraordinary dividend," irrespective of such holder's holding period for the stock.

        Subject to certain limitations (including holding period requirements), distributions on our Series A Preferred Stock and our Common Stock constituting dividends paid out of earnings and profits to U.S. holders that are corporations generally will qualify for the dividends received deduction. Any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. If a corporate U.S. holder receives a dividend on the Series A Preferred Stock that is an "extraordinary dividend" within the meaning of Section 1059 of the Code, the holder, in certain instances, must reduce its tax basis (but not below zero) in the Series A Preferred Stock by the amount of the "nontaxed portion" of such "extraordinary dividend" that results from the application of the dividends received deduction. If the "nontaxed portion" of such "extraordinary dividend" exceeds such corporate holder's tax basis, any excess will be taxed as gain as if such holder had disposed of its shares in the year the "extraordinary dividend" is paid.

Common Stock Distributions on Series A Preferred Stock

        If we pay a distribution on our Series A Preferred Stock in the form of our Common Stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under "—Distributions on Series A Preferred Stock and Common Stock." The amount of such distribution will equal the fair market value of the Common Stock on the distribution date. Your tax basis in such Common Stock will equal the fair market value of such Common Stock on the distribution date, and your holding period for such Common Stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

        The conversion rate at which our Series A Preferred Stock is converted to shares of Common Stock is subject to adjustments in certain circumstances. Section 305 of the Code and Treasury Regulations promulgated thereunder would treat a U.S. holder of our Series A Preferred Stock as having received a constructive distribution includable in such U.S. holder's income in the manner described under "Distributions on Series A Preferred Stock and Common Stock," above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, a change in the conversion rate to reflect a taxable dividend to holders of our Common Stock will generally give rise to a deemed taxable dividend to the holders of our Series A Preferred Stock to the extent of an allocable portion of our current or accumulated earnings and profits. Thus, under certain circumstances, you may recognize income in the event of a constructive distribution even though you may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series A Preferred Stock (other than an adjustment in respect of a taxable dividend on the Common Stock), however, will generally not be considered a constructive distribution.

        On April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the option element of the Series A Preferred Stock immediately after the conversion rate adjustment over the fair market value of the option element without the conversion rate adjustment, (ii) the deemed distribution occurs at the earlier of the date the conversion rate adjustment occurs under the terms of the Series A Preferred Stock and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) we may be required to report the amount of any deemed distributions on our website or to the IRS and all U.S. holders of our Series A Preferred Stock (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but U.S. holders of Series A Preferred Stock may rely on them prior to that date under certain circumstances. You are urged to consult your tax advisor regarding the potential effects of the proposed regulations on an investment in our Series A Preferred Stock.

Conversion of Series A Preferred Stock

        Except as described below, you generally will not recognize (i.e., take into account for U.S. federal income tax purposes) income, gain or loss upon the conversion of our Series A Preferred Stock into shares of our Common Stock, except to the extent of any cash or Common Stock you are treated as receiving in respect of dividends in arrears, which generally will be taxable as described above under "—Distributions on Series A Preferred Stock and Common Stock." The treatment of any Common Stock deemed received in respect of any other accrued but unpaid dividends (i.e., those attributable to any portion of the dividend period containing the date of conversion) is uncertain, and such Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears. Except as provided below and except with respect to Common Stock treated as received in respect of dividends in arrears, your basis and holding period in the Common Stock received upon conversion generally will be the same as your basis and holding period in the converted Series A Preferred Stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of Common Stock deemed exchanged for cash). Any Common Stock treated as received in payment of dividends in arrears and taxed as a dividend upon receipt will have a basis equal to its fair market value on the date of conversion, and a new holding period which will begin on the day after the conversion. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional share of Common Stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional Common Share deemed exchanged. This gain or loss will be long-term capital gain or loss if you have held the Series A Preferred Stock for more than one year at the time of conversion.

        In certain circumstances, we may elect to settle a conversion of your Series A Preferred Stock with cash or with a combination of cash and Common Stock. If we elect to settle a conversion of your Series A Preferred Stock solely in cash, the transaction generally will be treated as a sale or exchange of your Series A Preferred Stock and will be taxable in the manner described below under "Sale or Other Disposition" (except to the extent any cash is deemed to be received in respect of dividends in arrears, in which case such amount would be subject to tax as described above under "—Distributions on Series A Preferred Stock and Common Stock"). If we elect to settle a conversion of your Series A Preferred Stock with a combination of cash and Common Stock, you will be subject to tax on any gain realized by you with such taxable gain limited to an amount equal to the lesser of the amount of gain realized or the amount of cash you receive. For this purpose, gain generally would equal the excess, if any, of the fair market value of our Common Stock received upon conversion (including any fractional share of Common Stock for which cash is received) and the cash received (excluding any cash or Common Stock deemed received in respect of dividends in arrears, which generally would be taxed as described above under "Distributions on Series A Preferred Stock and Common Stock") over your tax basis in our Series A Preferred Stock immediately prior to conversion. The character of such gain recognized is uncertain. If the receipt of the cash is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be taxable as capital gain. You will not be permitted to recognize any loss realized by you upon conversion of Series A Preferred Stock into cash and Common Stock. The treatment of any cash or Common Stock treated as received in respect of accrued but unpaid dividends for any portion of the dividend period containing the date of conversion is uncertain and such cash or Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears.

        In the event that your Series A Preferred Stock is converted pursuant to certain fundamental changes (see "Description of Capital Stock—Preferred Stock—Series A Preferred Stock"), the tax treatment of such a conversion (including any additional shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. You are urged to consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Sale or Other Disposition

        You generally will recognize capital gain or loss on a sale or other disposition of our Series A Preferred Stock (other than pursuant to a conversion into Common Stock) or our Common Stock equal to the difference between the amount realized upon the sale or other disposition (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under "—Distributions on Series A Preferred Stock and Common Stock") and your adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if your holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

        The amount of dividends paid to you on shares of our Series A Preferred Stock and our Common Stock and the proceeds received from the disposition of our Series A Preferred Stock or our Common Stock generally must be reported annually to the IRS and to you. You may be subject to backup withholding on the payment of dividends with respect to our Series A Preferred Stock or our Common Stock and on certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock or Common Stock unless you furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish in the manner prescribed by law, an exemption from backup withholding. Because dividends of Common Stock will not give rise to any cash from which any applicable backup withholding could be satisfied, an applicable withholding agent may satisfy such liability through sales of a portion of the Common Stock or from subsequent cash payments to you. Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax liability, and may entitle you to a refund, provided that you timely provide the required information to the IRS. You are urged to consult your own tax advisor regarding the application of backup withholding in your particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Tax Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Series A Preferred Stock and Common Stock received in respect thereof that are non-U.S. holders. You are a "non-U.S. holder" if you are a beneficial owner of Series A Preferred Stock or Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock

        In general, distributions with respect to our Series A Preferred Stock or our Common Stock (including distributions on our Series A Preferred Stock made in the form of Common Stock) will generally be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. The amount of a distribution made in the form of our Common Stock will equal the fair market value of the Common Stock on the distribution date. To the extent any withholding taxes are imposed on the payment of a Common Stock distribution, the applicable withholding agent will withhold the U.S. federal tax from subsequent cash payments to you on our Series A Preferred Stock or our Common Stock, including cash proceeds from a sale of your Common Stock on your behalf.

        Distributions treated as dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, are attributable to a permanent establishment in the United States, are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Such effectively connected dividends will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

        In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of the Series A Preferred Stock or distributions on Series A Preferred Stock made in our Common Stock. See "Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate." Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, the applicable withholding agent may withhold the U.S. federal tax from subsequent cash payments to you on our Series A Preferred Stock or our Common Stock, including cash proceeds from a sale of your Common Stock on your behalf.

        In addition, as described above, on April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. See "Tax Consequences to U.S. Holders—Adjustment of Conversion Rate," If adopted as proposed, the regulations would generally provide that, subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may satisfy such withholding obligations by withholding on other cash payments made to the same beneficial owner or by liquidating other property held in custody for the beneficial owner or over which it has control. If the proposed Treasury Regulations are adopted as final regulations, the final regulations will be effective for deemed distributions occurring on or after the date of such adoption, but holders of Series A Preferred Stock and withholding agents may rely on the proposed Treasury Regulations prior to that date under certain circumstances.

Sale or Other Disposition

        Subject to the discussions below regarding backup withholding and FATCA, any gain that you realize upon a sale, exchange or other disposition of our Series A Preferred Stock or our Common Stock (other than a conversion of Series A Preferred Stock, which is discussed below under "—Conversion of Series A Preferred Stock") generally will not be subject to U.S. federal income or withholding tax unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States;

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  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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  we are or have been a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        If you are a non-U.S. holder whose gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If you are a foreign corporation, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on your effectively connected earnings and profits attributable to such gain. If you are a non-U.S. holder described in the second bullet point above, you will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, if we are or were to become a USRPHC, as long as our Common Stock continues to be "regularly traded on an established securities market" (within the meaning of the U.S. Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period, (i) in the case of a disposition of Series A Preferred Stock, (x) more than 5% of our Series A Preferred Stock if such Series A Preferred Stock is regularly traded on an established securities market, or (y) Series A Preferred Stock with a value greater than 5% of our Common Stock as of the latest date such Series A Preferred Stock were acquired if the Series A Preferred Stock is not regularly traded on an established securities market, or (ii) in the case of a disposition of Common Stock, more than 5% of our Common Stock, will be subject to U.S. tax on the disposition thereof (in each case, a "5-percent holder").

        If you may be treated as a 5-percent holder under any of the tests set forth above, you are strongly encouraged to consult your tax advisor regarding the tax consequences to you if we are or were to become a USRPHC, including the tax consequences to you of a conversion of your Series A Preferred Stock into Common Stock, as described below, which may be subject to additional rules and procedural requirements.

Conversion of Series A Preferred Stock

        You generally will not recognize any gain or loss by reason of receiving Common Stock upon conversion of the Series A Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares, which may be subject to U.S. federal income tax, as discussed above in "—Sale or Other Disposition." Any Common Stock treated as received in respect of dividends in arrears generally will be treated as a taxable distribution subject to withholding, as described above in "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock." In addition, the treatment of any Common Stock deemed received in respect of any other accrued but unpaid dividends (i.e., those attributable to any portion of the dividend period containing the date of conversion) is uncertain and such Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears, which would be subject to withholding, as described above in "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock." Any withholding tax on Common Stock treated as a dividend may be satisfied by the withholding agent from subsequent cash payments to you on our Series A Preferred Stock or our Common Stock, including cash proceeds from a sale of your Common Stock on your behalf.

        As described above under "Tax Consequences to U.S. Holders—Conversion of Series A Preferred Stock," under certain circumstances, we may elect to settle a conversion of your Series A Preferred Stock with cash or with a combination of cash and Common Stock. If we elect to settle a conversion of your Series A Preferred Stock solely in cash, any gain recognized on the conversion will be taxable to the extent described above under "Sale or Other Disposition" (except to the extent any portion of such cash is treated as attributable to dividends in arrears (or is treated as received with respect to accrued but unpaid dividends for any portion of the dividend period containing the date of conversion) which generally would be subject to withholding as described above under "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock"). If we settle a conversion with a combination of cash and Common Stock, a non-U.S. holder may recognize capital gain or dividend income, as described above under "Tax Consequences to U.S. Holders—Conversion of Series A Preferred Stock." The tax treatment of such amount is uncertain, and an applicable withholding agent, may withhold 30% of such amount as described under "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock."

        In the event that your Series A Preferred Stock is converted pursuant to certain fundamental changes (see "Description of Capital Stock—Preferred Stock—Series A Preferred Stock"), the tax treatment of such a conversion (including any additional shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. You should consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

        The amount of dividends or other distributions paid to you on shares of our Series A Preferred Stock and our Common Stock and the amount of tax withheld on such distributions generally must be reported annually to the IRS and to you. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        You will not be subject to backup withholding on dividends you receive on shares of our Series A Preferred Stock and our Common Stock if you provide the applicable withholding agent with proper certification (on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8) of your status as a non-U.S. person.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Preferred Stock or our Common Stock effected outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if you sell shares of our Series A Preferred Stock or our Common Stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification to the broker (on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8) of the holder's status as a non-U.S. person or other exempt status.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid (including constructive dividends) on our Series A Preferred Stock or Common Stock and on the gross proceeds from a disposition of our Series A Preferred Stock or Common Stock (if such disposition occurs after December 31, 2018), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our Series A Preferred Stock and Common Stock received in respect thereof.

        INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME, ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES

VALIDITY OF SECURITIES

        The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P. and Ellenoff Grossman & Schole LLP.

EXPERTS

        The consolidated financial statements of Daseke, Inc. (renamed Daseke Companies, Inc. on February 27, 2017) and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included in the Current Report on Form 8-K/A of Daseke, Inc. dated March 16, 2017, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Hennessy Capital Acquisition Corp. II, which are comprised of the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2016, and for the period from April 29, 2015 (inception) to December 31, 2015, included in Hennessy Capital Acquisition Corp. II's Annual Report on Form 10-K for the year ended December 31, 2016 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of WithumSmith+Brown, PC as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

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  the Proxy Statement;

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  the Current Report on Form 8-K filed by Hennessy Capital with the SEC on January 30, 2017;

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  the Current Reports on Form 8-K filed by Daseke, Inc. with the SEC on February 27, 2017, March 3, 2017 (two reports and as amended by the Current Report on Form 8-K/A filed on March 16, 2017) (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

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  Hennessy Capital's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017; and

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  the description of our Common Stock contained in our Form 8-A, filed by Hennessy Capital with the SEC on July 21, 2015.

        These reports contain important information about us, our financial condition and our results of operations.

        We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, after the date of this prospectus and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        You can obtain a copy of any documents that are incorporated by reference in this prospectus or any prospectus supplement at no cost, by writing or telephoning us at:

Corporate Secretary
Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, Texas 75001
(972) 248-0412

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

        We also make available free of charge on our Internet website at http://investor.daseke.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

7,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Cowen	Stifel

Lead Manager

Craig-Hallum Capital Group

Co-Managers

Northland Capital Markets

Seaport Global Securities

The Buckingham Research Group

February 14, 2018